Exhibit 10.1

Execution Draft

AGREEMENT FOR SALE AND PURCHASE OF HOTEL
LE MÉRIDIEN ARLINGTON
ARLINGTON, VA
By and Between
HEI ROSSLYN, LLC,
a Delaware limited liability company
(“Seller”)
and
CWI 2 ARLINGTON HOTEL, LLC,
a Delaware limited liability company
(“Purchaser”)
May 26, 2016

Execution Draft

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

Section 17.10	Governing Law	64
Section 17.11	Jurisdiction	65
Section 17.12	Jury Trial Waiver	65
Section 17.13	Successors and Assigns	65
Section 17.14	No Agreement Until Execution	65
Section 17.15	Recording	65

Article XVIII GENERAL ESCROW PROVISIONS		65
Section 18.1	General Escrow Provisions	65

Exhibit A:	Excluded Assets
Exhibit B:	Legal Description
Exhibit C:	Pending or Threatened Litigation
Exhibit D:	Schedule of Leases and Related Matters
Exhibit E:	Ongoing Tax Appeals
Exhibit F:	Hotel Contracts and Related Matters
Exhibit G:	Form of Deed
Exhibit H:	Form of Bill of Sale
Exhibit I:	Form of Assignment and Assumption Agreement
Exhibit J:	Form of Certification of Non-Foreign Status
Exhibit K:	Form of 1099 Designation
Exhibit L:	Allocation of Transaction Costs and Expenses
Exhibit M:	Permitted Exceptions
Exhibit N:	Documents and Financial Information Required by RSM US LLP
Exhibit O:	Form of Audit Representation Letter
Exhibit P:	Diligence Material
Exhibit Q:	Violations of Legal Requirements
Exhibit R:	Material Permits
Exhibit S:	Ongoing Capital Improvements
Exhibit T:	Employee Census
Exhibit U:	Outstanding Gift Certificate Summary
Exhibit V:	Form of Title Affidavit
Exhibit W:	Form of Estoppels
Exhibit X:	Purchase Price Allocation
Exhibit Y:	Form of Liquor Concession Agreement
Exhibit Z:	Form of Liquor Side Letter

AGREEMENT FOR SALE AND PURCHASE OF HOTEL
THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (this “Agreement”), dated as of May 26, 2016 (the “Effective Date”), is entered into by and between HEI ROSSLYN, LLC, a Delaware limited liability company (“Seller”), and CWI 2 ARLINGTON HOTEL, LLC, a Delaware limited liability company (“Purchaser”).
RECITALS:
A.    Seller is the owner of the Unit and the Improvements commonly referred to as the Le Méridien Arlington and located in Arlington, Virginia, the Hotel, the Fixtures and Tangible Personal Property, Operating Equipment, Consumables, Inventory, Intellectual Property and Miscellaneous Hotel Assets (each as hereinafter defined).
B.    Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.
AGREEMENTS:
NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
Section 1.1    Definitions.
Account Cash: The balances of all cash and securities and other instruments held by Seller or by Manager or for the benefit of Seller or the Property and deposited, held or contained in any account, bank or vault and/or any reserve for the replacement of fixtures, furnishings and equipment, as well as any other reserves held by any lender on the Property, all of which are owned and to be retained by Seller or any Affiliate of Seller, but not including Cash on Hand.
Accounts Receivable: All amounts properly due and payable from the operation of the Hotel and which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided at the Hotel, but expressly excluding items of income otherwise prorated pursuant to Article VII.
Accrued Vacation Pay: The monetary value of any vacation days earned and accrued by the Employees as of the time in question (computed by reference to, as applicable, the rate of the salaries and wages earned by such Employees as of the time in question), under and in accordance with Manager’s employment policies (including all employment taxes with respect thereto).

Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.
Agreement: This Agreement for Sale and Purchase of Hotel, including the exhibits attached hereto and made a part hereof.
Allocation: Shall have the meaning given to it in Section 3.1.
Anti-Terrorism Order: Shall have the meaning given to it in Section 5.1(n).
Anticipated Completion Cost: Shall have the meaning given to it in Section 10.1(a).
Assignment and Assumption Agreement: Shall have the meaning given to it in Section 6.3(c).
Audit Representation Letter: Shall have the meaning given to it in Section 4.10.
Bill of Sale: Shall have the meaning given to it in Section 6.3(b).
Bookings: Agreements and/or reservations for the use or occupancy of guest rooms or meeting and banquet facilities or other facilities of the Hotel, including any agreements and/or reservations for any special events, off-site catering by the Hotel, or other services to be provided at or by the Hotel, in each case, for any time after the Cut Off Time, including all deposits held by or on behalf of Seller with respect thereto.
Books and Records: All books, records and files relating to the Property owned by Seller and in its or its Manager’s possession, including, but not limited to, plans, specifications, drawings, blueprints, surveys, Hotel Guest Data, operating reports and environmental reports; excluding, however, appraisals, internal valuations and projections, attorney-client communications and other reports, records and files that customarily would be considered confidential or privileged as well as any confidential or proprietary books, records, files or materials of Manager, including, but not limited to, employee files, guest histories, profiles and other similar data which is proprietary and which is developed and maintained by Manager.
Breach Notice: Shall have the meaning given to it in Section 5.3.
Broker: Shall have the meaning given to it in Section 14.1(b).
Business Day: All days of the year except Saturdays, Sundays and holidays recognized by the Federal Reserve Bank of New York.

Cap: Shall have the meaning given to it in Section 5.3.
Cash On Hand: Any and all till money and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash.
Certificates of No Tax Due: The letters issued by the Arlington County Commissioner of Accounts certifying that there are no amounts due and payable for the following taxes: sales and use tax, meals tax, personal property tax, payroll tax, Business Professional Occupational Licensing Tax, franchise tax, hotel tax and, if applicable, telecom utilities tax.
Closing: The consummation of the transaction contemplated by this Agreement.
Closing Date: June 28, 2016, as the same may be extended in accordance with the express terms of this Agreement.
Closing Extension Deposit: Shall have the meaning given to it in Section 6.1.
Closing Statements: Shall have the meaning given to it in Section 7.1(m).
Code: The Internal Revenue Code of 1986, together with all rules, regulations and official guidance promulgated thereunder.
Compensation: All salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, and all other compensation accrued and payable to the Employees, including, without limitation, any (i) bonus or incentive compensation and (ii) any health, welfare and other benefits provided to the Employees under the Employee Benefit Plans, and employer contributions to, and amounts paid or accrued under, the Employee Benefit Plans for the benefit of the Employees.
Condo Estoppel: Shall have the meaning given to it in Section 10.1(m)Section 10.1(m).
Condominium Declaration: That certain Commercial Declaration Regarding Declaration of the Waterview Condominium recorded among the Land Records January 16, 2008 in Deed Book 4161 at page 1432, and matters shown on plat attached thereto; as affected by Supplemental Amendment to Condominium Instruments to The Waterview Condominium recorded among the Land Records February 29, 2008 in Deed Book 4171 at page 756; as affected by Amendment to Condominium Instruments of the Waterview Condominium Assigning Parking Spaces recorded among the Land Records December 30, 2008 in Deed Book 4232 at page 506; as further affected by Amendment to Condominium Instruments of The Waterview Condominium Subdivision of Storage Rooms recorded among the Land Records December 30, 2009 in Deed Book 4334 at page 2315, as further affected by Amendment to Condominium Instruments of The Waterview Condominium Assigning Parking and Storage Spaces, recorded among the Land Records December 30, 2009 in Deed Book 4334, page 2326, and as further affected by Amendment to Condominium

Instruments of the Waterview Condominium Assignment Parking Spaces recorded among the Land Records January 11, 2011 in Deed Book 4431, page 1260, or as otherwise appears in the Land Records.
Consumables: All of the following used in connection with the ownership or operation of the Property, whether now located at the Real Property, stored offsite or ordered for the benefit of the Property: food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance, guestroom and housekeeping supplies, including soap, shampoo, cleaning materials and matches; stationery and printing supplies; and other consumable supplies of all kinds, in each case, whether opened or unopened, partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, subject to such depletion and restocking as shall occur and be made in the normal course of business, excluding, however, (i) Operating Equipment and (ii) all items of personal property owned by Space Lessees, Manager, guests, Employees or persons furnishing food or services to the Hotel (other than Seller, unless denominated as an Excluded Asset under this Agreement).
Cut Off Time: 12:01 A.M. Arlington, Virginia Time on the Closing Date.
Deductible: Shall have the meaning given to it in Section 5.3.
Deed: Shall have the meaning given to it in Section 6.3(a).
Deposit: Shall have the meaning given to it in Section 3.1(a).
Designee: Shall have the meaning given to it in Section 16.1.
Due Diligence: Shall have the meaning given to it in Section 4.1.
Effective Date: Shall have the meaning given to it in the Introductory Paragraph.
Employee(s): Prior to the Closing Date, all persons employed by Manager or any Affiliate of Manager, and from and after the Closing Date, all persons employed by Purchaser or its designee or management company, in each case, for the purpose of operating the Hotel, pursuant to the Management Agreement or Employment Contracts or otherwise.
Employee Benefit Plans: All Employee Benefit Plans, as that term is defined in Section 3(3) of ERISA and all other written severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare, profit sharing or deferred compensation plans, or other employee benefit policies, programs, agreements or arrangements of any kind maintained by or contributed to by Seller or Manager on behalf of any of the Employees.
Employment Contract(s): Those contracts and agreements, oral or written, with all or any of the Employees of Manager or any Affiliate of Manager for work in or in connection with the Hotel including, but not limited to, individual employment agreements, union agreements and employee handbooks.

Environmental Laws: Any federal, state and local laws, statutes, ordinances, rules, regulations (including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.) and the applicable provisions of all applicable state and local statutes, as amended from time to time, and rules and regulations promulgated thereunder), authorizations, judgments, decrees, administrative orders, concessions, grants, franchises, agreements and other governmental restrictions and requirements relating to the environment.
Equipment Leases: All leases, agreements, financings or other arrangements pursuant to which Seller leases or rents equipment, machinery, tools, devices or other such items for use in connection with its ownership and operation of the Hotel.
ERISA: The Employee Retirement Income Security Act of 1974, as amended.
Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement.
Escrow Company: First American Title Insurance Company.
Estoppels: Shall have the meaning given to it in Section 10.1(n).
Excluded Assets: Those assets, if any, listed on Exhibit A to this Agreement, the Accounts Receivables, the Account Cash and any reserve for the replacement of fixtures, furnishings and equipment, as well as any other reserves held by any lender of Seller or related to the Property, all of which are owned and to be retained by Seller or any Affiliate of Seller.
FDD: Shall have the meaning given to it in Section 4.8.
Final Closing Statement: Shall have the meaning given to it in Section 7.1(m).
Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, art work, carpeting, keys, and other articles of personal property now located on or about the Real Property and used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business, excluding, however: (i) Consumables and Inventory; (ii) Operating Equipment; (iii) equipment subject to Equipment Leases; (iv) property owned or leased by Space Lessees, Manager, guests, employees, or other persons furnishing goods or services to the Hotel (other than Seller, unless denominated as an Excluded Asset); (v) Improvements; and (vi) Excluded Assets.
Franchise Agreement: That certain Le Meriden Hotel Conversion License Agreement, dated as of February 10, 2012 by and between Seller and Franchisor, as amended.
Franchisor: Starwood (M) International, Inc., a Delaware corporation.
GAAP: Shall have the meaning given to it in Section 4.9.

Hazardous Substances: Any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.
Hotel: The hotel known as the Le Méridien Arlington, including one hundred fifty four (154) guest rooms, approximately three thousand two hundred (3,200) square feet of indoor meeting/ballroom space and all related facilities and the lodging, food and beverage, and other businesses and activities related thereto and conducted at such hotel.
Hotel Contracts: All of Seller’s right, title and interest to all service contracts, maintenance contracts, purchase orders, licensing agreements, Equipment Leases and other contracts or agreements and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to heating and cooling equipment and/or mechanical equipment, to the extent such contracts are transferable and/or the parties obtain any consent necessary to effectuate such transfer, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Employment Contracts, (iv) the Employee Benefit Plans, (v) the Franchise Agreement and (vi) the Management Agreement.
Hotel Guest Data: All guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller or Manager, however obtained or derived, all of which shall be conveyed to Purchaser as provided herein, provided that Seller shall be entitled to retain a copy of all such Hotel Guest Data.
Improvements: The buildings, structures (surface and sub-surface) and other improvements that are part of the Unit, including such fixtures as shall constitute real property, except to the extent such fixtures constitute Excluded Assets.
Indemnified Losses: Shall have the meaning given to it in Section 9.1(c).
Indemnified Party: Shall have the meaning given to it in Section 5.5.
Indemnitees: A party’s or its Affiliates’ partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, attorneys and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, members, managers, advisors and other agents and shareholders.
Indemnitor: Shall have the meaning given to it in Section 5.5.
Inspection Period: Shall have the meaning given to it in Section 4.1.

Intellectual Property: Any assignable or otherwise transferable trademarks, intangibles, trade names, service marks, symbols, logos and other intellectual property rights owned or assignable by Seller and used in connection with the ownership and operation of the Property, including, without limitation, all of Seller’s right, title and interest, if any, to the name “Le Meridien Arlington,” subject in all instances to Franchisor’s rights under the Franchise Agreement and expressly excludes HEI Hospitality LLC’s rights to the “Amuse” trademark, tradename and related intellectual property.
Inventory: All articles of personal property now located at the Real Property and held for resale to customers in the ordinary course of business including, without limitation, any inventory or merchandise held for resale in any gift shop, newsstand or similar retail outlet in the Hotel that is operated by Manager, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment; (iv) equipment subject to Equipment Leases; (v) any property owned by Manager, guests, employees, Space Lessees or other persons furnishing goods or services to the Hotel (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset); and (vi) Improvements.
IRS: Shall have the meaning given to it in Section 16.1.
IT Systems: All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of any applicable third party license agreement), to the extent such equipment and systems are transferable if they are the subject of a third party license agreement or the parties obtain any consent necessary to effectuate such transfer, and excluding any such computer hardware, telecommunications and information technology systems or computer software that are Excluded Assets.
Key Money: Shall have the meaning given to it in Section 4.8.
Key Money Provision: Shall have the meaning given to it in Section 4.8.
Land Records: The land records office of the Clerk of the Circuit Court of Arlington County, Virginia.
Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Hotel or the Property, or the operation of the Hotel or Property.
Liabilities: Any and all liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency or any third party, and any and all reasonable attorneys’, consultants’ and expert witness fees and expenses.

Liquor License: Any and all licenses and permits held by Seller, Manager or any of their respective Affiliates, required by any applicable governmental authorities for the sale and consumption of alcoholic beverages at the Hotel.
Management Agreement: That certain Hotel Management Agreement, dated as of February 10, 2012, by and between Seller and Manager, as amended, pursuant to which Manager manages and operates the Hotel.
Manager: Merritt Hospitality LLC, a Delaware limited liability company.
Material Franchise Terms: Shall have the meaning given to it in Section 4.8.
Miscellaneous Hotel Assets: All contract rights, leases, concessions, trademarks, logos, copyrights, goodwill, assignable warranties, and other items of intangible personal property relating to the ownership or operation of Hotel to the extent transferable and/or the parties obtain any consent necessary to effectuate such transfer, but such term shall not include: (i) Bookings; (ii) Hotel Contracts; (iii) the Franchise Agreement and the Management Agreement; (iv) Space Leases; (v) Permits; (vi) Cash On Hand; (vii) Books and Records; (viii) Accounts Receivable; (ix) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Cut Off Time; (x) utility and similar deposits; (xi) prepaid insurance or other prepaid items; or (xii) prepaid fees for Permits; except, in the case of clauses (ix) through (xii) (inclusive), only to the extent that Seller receives a credit on the Closing Statement for any such item or matter.
New Franchise Agreement: Shall have the meaning given to it in Section 4.8.
Notice and Notices: Shall have the meanings given to them in Section 13.1.
OFAC Regulations: Shall have the meaning given to it in Section 5.1(n).
Operating Equipment: All china, glassware, linens, silverware, uniforms and other similar items used in connection with the operation of the Hotel, whether in use or held in reserve storage for future use, which are located at the Real Property or stored offsite as of the Effective Date, subject to such depletion and restocking as shall be made in the normal course of business.
Party(ies): Purchaser and/or Seller, as applicable.
Permits: All licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on premises consumption of food, liquor and other alcoholic beverages, to the extent transferable and/or the parties obtain any consent necessary to effectuate such transfer.
Permitted Exceptions: Shall have the meaning given to it in Section 4.6(a).
Person(s): An individual, a corporation, a partnership, a governmental or quasi-governmental authority, a trustee, limited liability company, limited partnership, or other legally recognized entity, and includes the heirs, executors, administrators, successors in office or other legal representatives of an individual.
Personal Property: Collectively, the Fixtures and Tangible Personal Property, Consumables, Inventory, Accounts Receivable, IT Systems, Cash on Hand, and Operating Equipment, but excluding the Excluded Assets.
Post-Closing Accruals: All accounts payable, trade payable, unpaid expenses, bookings, Employee Compensation and Employee Benefit Plans, debt service payments, security deposits, indebtedness, obligations, guarantees and any other similar obligations or Liabilities which accrue after the Cut-Off Time.
Preliminary Closing Statement: Shall have the meaning given to it in Section 7.1(m).
Present Standards: The standards to which Seller and Manager have operated and maintained the Hotel during the most recent twenty-four (24) months prior to the Effective Date.
Property: The Hotel, including without limitation, collectively the (i) Real Property; (ii) Fixtures and Tangible Personal Property; (iii) Operating Equipment; (iv) Cash on Hand; (v) Consumables; (vi) transferable right, title, and interest of Seller in, to and under the Hotel Contracts and the Space Leases; (vii) Bookings and Hotel Guest Data (to the extent permitted by applicable Legal Requirements and privacy agreements relating thereto); (viii) Permits (to the extent assignable); (ix) IT Systems; (x) Inventory; (xi) Warranties; (xii) Books and Records; (xiii) Intellectual Property; and (ix) Miscellaneous Hotel Assets; provided, however, that the Property shall not include the Excluded Assets or Retained Liabilities.
Purchase Price: Shall have the meaning given to it in Section 3.1.
Purchaser: Shall have the meaning given to it in the Introductory Paragraph.
Purchaser Party/ies: Shall have the meaning given to it in Section 4.4.
Purchaser’s Employee Obligations: Shall have the meaning given to it in Section 12.1(b).
Real Property: The Unit together with the Improvements that are part of the Unit.
Renovation Reserve Funds: Shall have the meaning given to it in Section 10.1(a).
Retained Liabilities: Any Liability whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Hotel that accrues and/or arises solely from events which occurred prior to the Closing (except as otherwise expressly set forth herein), including, but not limited to (subject to the foregoing limitations): (a) any Seller Encumbrance; (b) any and all accounts payable or other trade payables not included within the definition of Post-Closing Accruals or for which Purchaser received a credit for at Closing; (c) to the extent not included within the definition of Post-Closing Accruals or for which Purchaser received a credit at Closing or for which Purchaser is responsible for pursuant to the express terms of this Agreement, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Seller or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due or which may come due and owing under applicable Legal Requirements; provided that Purchaser shall be solely responsible for any fines, interest or penalties resulting from Purchaser or its Affiliates failure to pay such taxes included in the definition of Post-Closing Accruals or for which Purchaser received a credit for at Closing or for which Purchaser is responsible for pursuant to the express terms of this Agreement); (d) Liabilities arising from any claims by third parties (but excluding in all instances any Affiliate of Purchaser or any of their respective Affiliates) for personal injury or property damage arising out of events occurring prior to the Closing caused by any violation of Environmental Laws that were in effect and valid at the time in question; (e) Liabilities or obligations of Seller or its Affiliates for brokerage or other commissions relating to the transactions contemplated herein subject to the terms of Section 14.1(b) and Purchaser’s obligations thereunder; (f) Liabilities relating to or arising from any contracts between Seller and any of its Affiliates; (g) any security and other deposits, advance or prepaid rents, and key money (including any interest thereon) not prorated pursuant to this Agreement or for which Purchaser received a credit at Closing and held by Seller from tenants of the Hotel with Space Leases in effect as of the Closing; (h) any Liability or obligation for advance Bookings if any deposits related thereto that were actually received by Seller are not prorated pursuant to this Agreement or set forth in the Preliminary Closing Statement or for which Purchaser received a credit for at Closing (provided, however, Purchaser shall honor all Bookings regardless of whether or not a reservation deposit was credited to Purchaser as part of the prorations hereunder); (i) any liability arising from the termination, discharge, layoff or other separation from employment of Manager’s or Seller’s employees prior to the Closing, except as otherwise expressly set forth in this Agreement; (j) any Liability relating to or arising from the Condominium Declaration and the Waterview Declaration that accrued prior to the period before Closing; and (k) to the extent not included within the definition of Post-Closing Accruals or otherwise prorated pursuant to this Agreement or for which Purchaser received a credit at Closing, any Liability with respect to goods and services or the purchase of goods and services to the extent such goods were delivered at the Hotel or the services were rendered prior to or at the Closing and were ordered at the request of Seller or Manager.
Seller: Shall have the meaning given to it in the Introductory Paragraph.
Seller Default: Shall have the meaning given to it in Section 15.2.
Seller Encumbrances: Shall have the meaning given to it in Section 4.7(a).
Seller Release Parties: Shall have the meaning given to it in Section 2.2(f).
Seller’s Liability Amount: Shall have the meaning given to it in Section 15.2(a).
Seller’s Knowledge: Shall have the meaning given to it in Section 5.1.

Seller Representations: The representations and warranties of Seller expressly set forth in Section 5.1 and Section 14.1(b).
Seller’s Representative: Shall have the meaning given to it in Section 5.1.
Seller’s Response Notice: Shall have the meaning given to it in Section 4.6.
Seller’s Response Period: Shall have the meaning given to it in Section 4.6.
Space Leases: All leases, licenses, concessions, and other occupancy agreements (and any amendments thereto) for the use or occupancy of any portion of the Improvements, excluding, however, Bookings.
Space Lessee: Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.
Survey: Shall have the meaning given to it in Section 4.6.
Survey Objection: Shall have the meaning given to it in Section 4.7.
Survival Period: Shall have the meaning given to it in Section 5.3.
Surviving Obligations: Shall have the meaning given to it in Section 3.1(a).
Title Commitment: Shall have the meaning given to it in Section 4.6.
Title Company: First American Title Insurance Company.
Title Exceptions: Shall have the meaning given to it in Section 4.7.
Title Objection: Shall have the meaning given to it in Section 4.7.
Title Objection Date: Shall have the meaning given to it in Section 4.7
Title Policy: A 2006-ALTA Extended Coverage Owner’s Title Insurance Policy issued by the Title Company in the form acceptable to Purchaser subject to the terms of Section 4.7, in favor of Purchaser and in the amount of the Purchase Price, insuring good and marketable title in the Real Property to be vested in Purchaser, subject to only the Permitted Exceptions.
Title Commitment: Shall have the meaning given to it in Section 4.6(a).
Transfer: Shall have the meaning given to it in Section 17.4.
Unopened Consumables: Consumables which are in unopened cases, boxes, crates or containers (other than single use containers, such as individual guestroom shampoo containers and the like).

Unit: The fee simple title in and to that certain condominium unit owned by Seller, which is described on Exhibit B, together with all appurtenant easements, common elements, and limited common elements.
Vouchers: Shall have the meaning given to it in Section 7.1(f).
WARN Act: The Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 2109, or any similar applicable state or local law, together with any rules, regulations and official guidance promulgated thereunder.
Warranties: All of Seller’s right, title and interest in and to all presently effective and assignable warranties, guaranties, representations or covenants given to or made in favor of Seller in connection with the acquisition, development, construction, maintenance, repair, renovation or inspection of any of the Property, including any made under any roof warranties, any construction contracts and any service or maintenance contracts.
Waterview Declaration: That certain Declaration of Easements, Covenants, Restrictions and Agreements by and between Waterview Office, LP and Waterview Residential, LLC, joined by Waterview Hotel, LLC , dated as of September 15, 2005, recorded among the Land Records September 16, 2005 in Deed Book 3901 at Page 2425; as amended by Amended and Restated Declaration of Easements, Covenants, Restrictions and Agreements recorded among the Land Records May 31, 2007 in Deed Book 4102 at page 1994.
Waterview Estoppel: Shall have the meaning given to it in Section 10.1(m).
Section 1.2    References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.
ARTICLE II
SALE AND PURCHASE; “AS IS,” “WHERE IS” SALE
Section 2.1    Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions of this Agreement.
Section 2.2    As is, Where is.
(a)    Purchaser represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment. Purchaser has had during the Inspection Period adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. In addition, Purchaser acknowledges that it has had during the Inspection Period a sufficient period of time to inspect, examine and investigate the Property and the Hotel’s operations (including, without limitation, to review and evaluate the physical (including the environmental) condition, survey and title matters relating to the Property) including, but not limited to, the Books and Records provided or made available by Seller or anyone acting on behalf of Seller and/or Manager. Purchaser represents, warrants and agrees that, except for the Seller Representations, Purchaser is relying solely on its own inspections, examinations and investigations in making the decision to purchase the Property. Without limiting Purchaser’s termination rights expressly set forth in this Agreement, Purchaser hereby acknowledges and agrees that it shall not have the right to terminate this Agreement and obtain a refund of the Deposit as a result of its dissatisfaction with any aspect of its investigation of the Property after the execution of this Agreement.
(b)    Except for the Seller Representations, Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, other literature, maps or sketches, projections, pro formas, statements, representations or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of Seller.
(c)    Except for the Seller Representations, Purchaser is not relying and has not relied on Seller or any of its Affiliates, or any of their respective officers, members, partners, directors, shareholders, agents, attorneys, employees or representatives as to (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy or physical condition of soils or ground water at the Property, (iii) the existence, quality, nature, adequacy or physical condition of any utility serving the Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Property or the habitability, merchantability, fitness, suitability or adequacy of the Property or any portion of the Property for any particular use or purpose, (vi) the zoning or other legal status of the Real Property, (vii) the compliance by the Property or any portion of the Property, or of the operations conducted on or at the Property, with any Legal Requirements or other covenants, conditions or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting title to the Property.
(d)    EXCEPT FOR THE SELLER REPRESENTATIONS, THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR

ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR THE RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, THE SOLE PERIL AND RISK OF EVICTION TO BE ASSUMED BY PURCHASER, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS”, PURCHASER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN TITLE EXAMINATION AND INSPECTION OF THE PROPERTY, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER OR ANYONE ACTING ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
(e)    EXCEPT FOR THE SELLER REPRESENTATIONS, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR ANYONE ACTING ON BEHALF OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, MOLD, ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. EXCEPT FOR THE SELLER REPRESENTATIONS, ALL SUCH REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE SELLER REPRESENTATIONS, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF THE SELLER RELEASE PARTIES (AS DEFINED BELOW) IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL HAVE NO RIGHT OR CAUSE OF ACTION IN WARRANTY OR OTHERWISE AGAINST SELLER OR ANY OF THE SELLER RELEASE PARTIES IN ANY CONTROVERSY,

CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY (INCLUDING, BUT NOT LIMITED TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF) AND PURCHASER HEREBY WAIVES AND RELEASES SELLER AND EACH OF THE SELLER RELEASE PARTIES FROM ANY SUCH RIGHT OR CAUSE OF ACTION.
(f)    EXCEPT FOR THE SELLER REPRESENTATIONS, SELLER AND EACH PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS, HEALTH OR SAFETY LAWS, RULES OR REGULATIONS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCES, OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL, FIRE LIFE SAFETY OR HEALTH AND WELFARE CONDITIONS AT THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, PURCHASER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER, MANAGER AND ALL OF SELLER’S AND MANAGER’S OFFICERS, DIRECTORS, SHAREHOLDERS, INVESTORS, MEMBERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASE PARTIES”) FROM ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASE PARTIES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES, MOLD, COMMUNICABLE DISEASE OR OTHER HEALTH OR WELFARE ISSUE OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF THE HOTEL OR ANY PORTION THEREOF OR THE PROPERTY RECORDS). NOTWITHSTANDING ANYTHING STATED TO THE CONTRARY IN THIS AGREEMENT, THE FOREGOING RELEASE SHALL NOT EXTEND TO (AND SHALL EXPRESSLY EXCLUDE) CLAIMS ARISING FROM SELLER’S FRAUD OR, SUBJECT TO THE TERMS OF THIS AGREEMENT, SELLER’S BREACH OF THE SELLER REPRESENTATIONS OR ITS EXPRESS COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE TERMS OF THIS AGREEMENT. PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT

PURCHASER’S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN. NOTHING HEREIN, HOWEVER, SHALL RELEASE SELLER FROM ANY LIABILITY IN CONNECTION WITH ANY FRAUD BY SELLER OR SUBJECT TO THE TERMS OF THIS AGREEMENT, FOR A BREACH OF A SELLER REPRESENTATION.
(g)    NEITHER SELLER NOR ANY OF THE SELLER RELEASE PARTIES NOR MANAGER SHALL BE LIABLE TO PURCHASER OR ANY OF ITS AFFILIATES FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(h)    Purchaser further agrees and acknowledges that, in giving the foregoing waivers and releases, it has with its legal counsel, considered any statute or other law that might apply to and limit the effect of Purchaser’s waivers and releases herein and hereby knowingly waives the benefits of any such law and intends that it not be applicable here.
ARTICLE III
PURCHASE PRICE
Section 3.1    Purchase Price; Deposit. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be Fifty-Six Million Five Hundred Thousand Dollars ($56,500,000), subject to the prorations and adjustments as provided in this Agreement. Seller and Purchaser agree that the Purchase Price shall be allocated among (i) the Unit and the Improvements, and (ii) the Personal Property (and the classes thereof) (the “Allocation”) as set forth in Exhibit X attached hereto. Purchaser and Seller shall (i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with the Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price, and (ii) shall file all federal, state and local income tax returns and related tax documents consistent with the Allocation, as the same may be adjusted pursuant to any provisions of this Agreement. Notwithstanding the foregoing, in the event that the Franchisor includes the Key Money Provision in the New Franchise Agreement as further described in Section 4.8 hereof, the Purchase Price paid by Purchaser to Seller at the Closing shall automatically increase to Fifty-Seven Million Dollars ($57,000,000), subject to the prorations and adjustments as provided in this Agreement and any all references to the Purchase Price herein shall be Fifty-Seven Million Dollars ($57,000,000) and the parties shall adjust the Allocation as agreed upon by the parties in their respective good faith, reasonable discretion. The provisions of this Section 3.1 shall survive the Closing without limitation.

The Purchase Price shall be payable by Purchaser as follows:
(i)    No later than 3:00 p.m. Central Standard Time on the date two (2) Business Days after the Effective Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of Two Million Dollars ($2,000,000.00) by a wire transfer of immediately available United States of America funds as an earnest money deposit (together with the interest earned thereon, the “Deposit”). In the event Purchaser does not deposit the Deposit on or before 3:00 p.m. Central Standard Time on the two (2nd) Business Day following the Effective Date, this Agreement shall automatically terminate, whereupon the parties hereto shall be released from all further obligations under this Agreement, except for obligations that expressly survive the termination of this Agreement (the “Surviving Obligations”).
(j)    On the Closing Date, Purchaser shall pay the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, in cash by certified check or wire transfer of immediately available United States of America funds to the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Deposit. The terms of this Section 3.1(b) shall survive the Closing or any termination of this Agreement.
Section 3.2    Application of Deposit. The Deposit shall be held and disbursed by the Escrow Company acting as escrow agent in accordance with this Agreement. The Deposit shall be invested in a federally insured interest bearing account mutually acceptable to Seller and Purchaser, provided that Escrow Company has been furnished with a completed and executed W-9 for the party entitled to said interest, and any interest earned on the Deposit shall be paid to the party to which the Deposit is paid pursuant to the provisions of this Agreement; provided, however, Purchaser shall be responsible for the payment of any and all taxes payable in connection with any interest earned on the Deposit. If the sale of the Property is consummated in accordance with the terms of this Agreement, the Deposit shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller, the Deposit shall be applied as provided in this Agreement.
ARTICLE IV
DILIGENCE MATTERS
Section 4.1    Inspection Period. Purchaser acknowledges that Seller provided Purchaser the opportunity to conduct such due diligence and inspections of the Property as Purchaser and its officers, directors, employees and advisers deemed necessary and appropriate prior to the Effective Date. Notwithstanding anything to the contrary herein, any and all references to the “Inspection Period” in this Agreement mean and refer and shall be deemed to mean and refer to for all purposes to a period commencing prior to the Effective Date and expiring immediately upon the Effective Date and that, therefore, any and all rights of Purchaser to terminate this Agreement in connection with its Due Diligence have terminated and been unconditionally waived and relinquished, and Purchaser has no such right to so terminate this

Agreement in connection with its Due Diligence (but without limiting Purchaser’s termination rights expressly set forth in this Agreement (including, without limitation, termination rights set forth in Section 4.6) and the Deposit shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement). Notwithstanding the foregoing, from and after the Effective Date, subject to terms of this Agreement, Purchaser and its representatives shall be permitted to enter upon the Property during the term of this Agreement to examine, inspect and investigate the Property including, but not limited to, all Books and Records located at the Property, subject to Manager’s good faith compliance with Legal Requirements with respect to access to any and all Employee records (collectively, “Due Diligence”); provided, however, the Purchaser shall have no right to terminate this Agreement based on such Due Diligence after the expiration of the Inspection Period. Purchaser’s Due Diligence shall be subject to the terms, conditions and limitations set forth in this ARTICLE IV, and Purchaser’s conduct shall be in strict compliance with the covenants and agreements contained in this ARTICLE IV.
Section 4.2    Review and Inspection. Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence (which entry right shall continue on a reasonable basis until Closing unless this Agreement is terminated prior thereto) provided that in each such instance (i) Purchaser notifies Seller in writing of its intent to enter the Property to conduct its Due Diligence not less than twenty-four (24) hours prior to such entry; (ii) the date and time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 4.5. At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives unreasonably interfere with the guests of the Hotel or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen’s liens or other liens to be filed against the Property as a result of its Due Diligence.
Section 4.3    Testing. Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property; provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting the Property, including, without limitation, any so-called Phase II environmental assessment, without the prior written consent of Seller (and to the extent required by the Condo Declaration, the Condominium Board) for such testing to be provided in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall have the right to conduct a non-intrusive Phase I environmental assessment without obtaining Seller’s prior consent, provided that such Phase I shall not include any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting any portion of the Property.
Section 4.4    Confidentiality. Purchaser agrees and covenants with Seller not to disclose to any third party (other than its agents and employees, directors, trustees, lenders, accountants, attorneys, and other professionals and consultants engaged by Purchaser (collectively, “Purchaser Parties”) in connection with the transaction contemplated in this Agreement who shall also be obligated, and have been instructed, under this Section 4.4 not to disclose) without Seller’s prior written consent, the existence of this Agreement or any of the terms or conditions set forth in this Agreement, the Books and Records or any of the reports or any other documentation or information obtained by Purchaser or any Purchaser Parties which relates to the Property, Seller or its Affiliates in any way, all of which shall be used by Purchaser and the Purchaser Parties solely in connection with the transaction contemplated by this Agreement, or the existence of any dispute under this Agreement, unless Purchaser or any Purchaser Party is (i) obligated by applicable Legal Requirements to make such a disclosure, (ii) is required to as may be necessary to obtain Permits from any governmental authority or (iii) is required to in connection with Purchaser’s or any Purchaser Party’s filing or other disclosures required by the Securities and Exchange Commission; provided, however, in no event shall Purchaser or Seller make or issue any public release except as set forth in Section 17.3. If such disclosure is required or permitted under clauses (i) – (iii) of this Section 4.4, then Purchaser shall notify Seller in writing of such obligation to ensure Seller has the opportunity to prevent (or appropriately and reasonably limit) any such disclosure. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence and Purchaser shall return all copies of such information to Seller and Purchaser agrees to provide Seller, without liability, representation or warranty, copies of any third-party tests, reports and inspections of the Property so requested by Seller which were made or conducted for or on behalf of Purchaser (excluding any such materials which are prohibited to be distributed by such third-party); provided, however, in the event Seller requests to have any such third-party test, report and/or inspection certified to Seller (to the extent permitted by such third-party), Seller shall reimburse Purchaser for fifty percent (50%) of Purchaser’s out-of-pocket costs if this Agreement has not been terminated as a result of a Purchaser Default, in which circumstance Seller shall have no obligation to reimburse Purchaser in connection with the delivery of such reports. Except as set forth in the Seller Representations, Purchaser shall have no right to rely on any such confidential information and Seller makes no representation or warranty to the completeness or accuracy of such confidential information and Purchaser shall indemnify Seller for any costs incurred as a result of Purchaser’s or any Purchaser Party’s use of such information in violation of this Section 4.4. The provisions of this Section 4.4 shall survive the Closing or any termination of this Agreement.
Section 4.5    Indemnification; Restoration; Insurance. Purchaser agrees to save, protect, defend, indemnify and hold Seller, Manager and each of their Indemnitees harmless from and against any and all Liabilities suffered or incurred by any of Seller, Manager or any of their Indemnitees as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to its inspection of the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith or a violation of the confidentiality provisions of this Agreement, except to the extent resulting from Seller’s, Manager’s or their respective Affiliates’ or Indemnitees’ gross negligence or willful misconduct. Notwithstanding the foregoing, Purchaser’s indemnification obligations hereunder shall not include any obligation or duty whatsoever with respect to any such claims (including claims that the Real Property has declined in value) to the extent arising out of or resulting from the mere discovery or presence of any pre-existing Hazardous Substances or other property condition. If the Property is damaged as result of or in connection with the activities of Purchaser, Purchaser, at its sole cost and expense, shall promptly restore the Property to substantially the same condition as it existed prior to such damage. Furthermore, Purchaser shall maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with single occurrence coverage of at least One Million Dollars ($1,000,000) and aggregate coverage of at least Two Million Dollars ($2,000,000) for personal injury, including bodily injury and death, and property damage, naming Seller and Manager as an additional insured parties, and containing a waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under this Section 4.5, prior to conducting any inspections or investigations at the Property. The provisions of this Section 4.5 shall survive the Closing or any termination of this Agreement.
Section 4.6    Title and Survey.
(a)    Prior to the Effective Date, the Title Company has delivered to Purchaser a preliminary title report for the Property (the “Title Commitment”) along with legible copies of each instrument listed as an exception therein (the “Title Exceptions”) and Seller has delivered the existing ALTA survey for which Purchaser has ordered an update (the “Survey”) of the Unit and Improvements. All such exceptions and matters set forth on Exhibit M attached hereto, those matters disclosed by the Survey and any exceptions or matters caused by or through Purchaser shall be “Permitted Exceptions”. Notwithstanding anything to the contrary herein, Seller shall remove at Closing (i) any mortgage, deed of trust or similar voluntary monetary lien affecting the Property; (ii) any mechanic’s or similar liens for work performed at the Property and not caused by any acts or omissions of Purchaser or any Purchaser Party; and (iii) Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing (individually and collectively, the “Seller Encumbrances”). Seller shall be permitted to use the proceeds from the sale to effect such removal at Closing so long as the same does not prevent or delay the Title Company from issuing the Title Policy as required under Section 9.1.
(b)    If after the Effective Date, the Title Company issues an update to the Title Commitment and such update to the Title Commitment discloses an additional Title Exception other than a Permitted Exception or a Seller Encumbrance (which Seller is required to discharge in accordance with this Section 4.6) or a title encumbrance caused by or through Purchaser (or any Purchaser Parties) or expressly approved by Purchaser in accordance with the terms of this Agreement, or if an update to the Survey discloses a material new issue not disclosed by or set forth on the Survey, that in either instance, in Purchaser’s commercially reasonable good faith opinion materially adversely impacts title to the Property or the operation of the Hotel, then within three (3) Business Days of Purchaser’s receipt of such updated Title Commitment or the updated Survey, Purchaser may object to such new exception (and any change in an existing exception) shown in the updated Title Commitment or new matter disclosed by the updated Survey, by providing Seller with a written notice of such objections (the “Intervening Lien Objection Letter”), which notice shall contain a reasonably detailed explanation of such objections. If Purchaser does not deliver an Intervening Lien Objection Letter within the time period specified above, Purchaser shall be deemed to have accepted all exceptions contained in the updated Title Commitment and/or the updated Survey (other than any Seller Encumbrances) and all such exceptions and matters and shall also constitute Permitted Exceptions and Exhibit M shall be deemed modified by such updated Title Commitment and/or updated Survey, as applicable. In the event any such objections are timely made by Purchaser, Seller shall have the right, but not the obligation, exercisable by delivery of a notice to Purchaser (the “Seller’s Response Notice”) within one (1) Business Day after receipt of Purchaser’s Intervening Lien Objection Letter (the “Seller’s Response Period”) to commit to cure (by removal or, if acceptable to Purchaser in its sole but good faith discretion, by endorsement or otherwise) such objections in the manner specified in the Seller’s Response Notice within the time periods provided herein. The procurement by Seller of a commitment for the issuance of a title policy or endorsement thereto (if acceptable to Purchaser in its sole but good faith discretion) by the Title Company insuring Purchaser against the exception or other matter shall be deemed a cure of such exception or matter as long as the Title Company agrees to delete such exception or (if acceptable to Purchaser in its sole but good faith discretion) affirmatively insure over such exception. Except with respect to Seller Encumbrances, if there are objections timely made by Purchaser that Seller elects or is deemed to have elected not to cure, then Purchaser shall have the right, notwithstanding any other provision of this Agreement, within one (1) Business Day after the earlier of (i) receipt of Seller’s Response Notice or (ii) the expiration of the Seller’s Response Period to either (A) terminate this Agreement upon written notice to Seller whereupon this Agreement shall terminate, Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half the costs of escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations, or (B) be deemed to have agreed to accept title to the Real Property subject to all exceptions to title set forth in the updated Title Commitment as applicable, and all matters shown on the updated Survey, as applicable, other than those which Seller has expressly agreed to remedy in the manner set forth in Seller’s Response Notice (or is hereunder obligated to remove because such item constitutes a Seller Encumbrance) and proceed to Closing. If any such objections are not cured (or arrangements for such cure to be effective as of the Closing are not made) by Seller in the manner provided in Seller’s Response, then Seller shall be in breach of this Agreement and Purchaser may as its only option, elect any of the remedies set forth in Section 15.2.
Section 4.7    Space Leases, Hotel Contracts and Equipment Leases. Purchaser agrees to assume all obligations under the Space Leases and, to the extent assumable or any requisite consent is obtained, the Hotel Contracts, including any Equipment Leases, to the extent first arising and accruing from and after the Closing Date, provided that, Seller shall pay all of the actual out-of-pocket fees, costs and expenses incurred in connection with assignment and assumption of the Space Leases and the Hotel Contracts. Seller shall use reasonable efforts to obtain any required consents or satisfy any other requirements in connection with the assignment and assumption of all Space Leases and Hotel Contracts; provided, however, in the event Seller is unable to obtain any such consents or satisfy the requirements to assign any Space Lease or Hotel Contract, (i) such Space Leases and/or Hotel Contracts shall be excluded from the definition of Property, (ii) Seller shall not be in default hereunder, (iii) Seller shall remain solely liable for any and all costs in connection with the termination of any such Space Lease or Hotel Contract (including, without limitation, any break-up fees, termination fees or damages resulting therefrom), and (iv) the parties shall consummate the Closing in accordance with this Agreement without the transfer of such Space Lease and/or Hotel Contract to Purchaser. The provisions of this Section 4.8 shall survive the Closing.

Section 4.8    Franchise Agreement. So long as Purchaser complies with its obligations set forth in this Section 4.8, it shall be a condition to Purchaser’s obligation to Closing that Franchisor shall have entered into a new hotel franchise agreement (the “New Franchise Agreement”) with Purchaser or its designee on the form included in Franchisor’s current Franchise Disclosure Document (“FDD”) modified to (i) give Purchaser the benefit of Seller’s license fee and area of protection terms (subject to Purchaser’s compliance with Section 11.2.2 of the Franchise Agreement) and reserve fund obligations that are set forth in the Franchise Agreement, (ii) confirm that no PIP is required by Franchisor in connection with Purchaser’s acquisition of the Property and (iii) such other commercially reasonable changes requested by Purchaser to the form franchise agreement included in the FDD (the “Material Franchise Terms”); provided, however, only those commercially reasonable changes that are consistent with the terms of the most recent franchise agreement between Franchisor and Purchaser or Affiliates of Purchaser shall be considered Material Franchise Terms for purposes of this Agreement. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses) to cause the New Franchise Agreement to include a provision providing that all permitted transferees thereunder shall be entitled to assume the unamortized Key Money such that no unamortized Key Money would be due upon any transfer by Purchaser or any future transfers provided the permitted transferee assumes the unamortized portion (the “Key Money Provision”). Notwithstanding the foregoing, the Key Money Provision shall not be considered a Material Franchise Term or a closing condition hereunder. Prior to the Effective Date, Purchaser has filed its application for a new franchise agreement with Franchisor and together therewith paid all required application fees.
Purchaser expressly acknowledges that (a) Seller has entered into this Agreement on the basis that no termination costs, fees or expenses or liquidated damages shall be payable by Seller as a result of the sale of the Property to Purchaser or as a result of Purchaser or its designee (at Purchaser’s sole cost and expense) so entering into a new hotel franchise agreement with Franchisor for the Hotel and, (b) Seller must receive a written release from Franchisor, on Franchisor’s current standard form, of any obligations of Seller or any of its Affiliates under the Franchise Agreement first arising from and after Closing (including with respect to the repayment of any unamortized Key Money (as defined in the Franchise Agreement) or pursuant to any guaranties from Seller or any of its Affiliates pursuant to the Franchise Agreement but expressly excluding any amounts due and owing (or otherwise incurred or accrued) prior to the Closing Date other than any liquidated damages). If Closing occurs and Purchaser or its designee has not so entered into a new hotel franchise agreement with Franchisor as set forth above (and Seller has not obtained a release of Seller and its Affiliates as set forth above), in each case, such that no termination fees, liquidated damages or similar fees and penalties (including the repayment of any unamortized portion of any Key Money under the Franchise Agreement) are payable by Seller or any of its Affiliates (including Seller or any entity owning a beneficial interest in Seller in its capacity as a guarantor or otherwise) as a result of the sale of the Property to Purchaser, then Purchaser shall be responsible for, and shall save, protect, defend, indemnify and hold Seller (and any Affiliate of Seller) harmless from any such termination fees, liquidated damages or similar costs, fees and penalties in connection with the termination of the Franchise Agreement as of the Closing and any other Liabilities of Seller had the release of Seller and its Affiliates as set forth above been obtained.
The provisions of this Section 4.8 shall survive the Closing.

Section 4.9    3-05 Audit. At Purchaser’s request, and to the extent in Seller’s possession (and without any obligation to incur any out of pocket expenses), Seller agrees to promptly deliver to RSM US LLP all documents and financial information that RSM US LLP reasonably requires to complete the audit of the financial statements of Seller in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Seller acknowledges and agrees to use its reasonable efforts to also provide such additional information which is deemed relevant and reasonably necessary (as determined by RSM US LLP) to enable Purchaser and its accountants to prepare and audit financial statements of Seller in compliance with (a) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit may commence at any time after the expiration of the Inspection Period; (b) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, Purchaser. Exhibit N attached hereto is a representative list of documents and financial information that may be required by RSM US LLP to complete such audits; provided, however, that (1) Seller has reviewed the foregoing list and agrees that Seller is able to provide all such documentation and required information to RSM US LLP in the event of an audit, and (2) Seller acknowledges and agrees that the foregoing is a representative description of the information and documentation that Purchaser and its accountants may require in order to comply with (a), (b) and (c) above; provided, however, that except for those items listed on Exhibit N, Seller shall have no obligation to prepare any documentation that is not in its possession or control unless the reasonable cost thereof is paid by Purchaser. Seller shall engage (at Purchaser’s sole cost and expense) RSM US LLP to commence any and all such required audits. In connection with the foregoing audit(s), and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section 4.9, Seller covenants and agrees to execute and deliver to RSM US LLP certain audit representation letters, the form of which are attached hereto as Exhibit O (each, an “Audit Representation Letter”), provided that the form of such Audit Representation Letters may be modified as required to account for any issues identified during the audit. Seller’s obligations under this Section 4.9 shall survive the Closing for a period of twenty-four (24) months.
Section 4.10    Tax Clearance. Promptly following the Effective Date, Seller shall use commercially reasonable, diligent efforts to obtain the Certificates of No Tax Due. Failure to obtain the same shall not be deemed to be a failure of any condition precedent to Seller’s or Purchaser’s obligations to consummate the sale and purchase of the Property pursuant to this Agreement or a breach by Seller of this Agreement. The provisions of this Section 4.10 shall survive Closing until such time as Purchaser receives the Certificates of No Tax Due, for a period of time not to exceed one hundred eighty (180) days.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties of Seller. Seller hereby represents and warrants the following matters to Purchaser as of the Effective Date (or such other time as provided herein) and Purchaser acknowledges and agrees that the representations and warranties contained herein are made solely by Seller and in no event shall be deemed to have been made by any of the Seller Release Parties. Whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge, actual knowledge, best knowledge or otherwise with reference to the knowledge of Seller (any such reference, “Seller’s Knowledge”), such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge, on the date that such representation or warranty is made, of Clark Hanrattie and Steen Petri (collectively, “Seller’s Representatives”), without inquiry or investigation or duty provided, however, that the Seller’s Representatives shall have no personal liability whatsoever with respect to any such representation, warranty or otherwise under this Agreement. In addition to the foregoing, the representations and warranties of Seller herein shall be deemed modified to reflect: (1) the actual personal knowledge (as distinguished from implied, imputed and constructive knowledge) of Michael Medzigian, Gil Murillo or Rick Moceri (each a “Purchaser’s Representative”); and (2) any facts disclosed to Purchaser (or any Purchaser Party) in (A) any written memorandum, report, letter, study, spreadsheet, chart, table, abstract, summary or survey (collectively, “Diligence Reports”) prepared by Purchaser, any Purchaser Party or any advisor, consultant, attorney, accountant or other agent of Purchaser (i.e. expressly excluding any Diligence Reports prepared by third parties other than those noted in the preceding clause) or (B) the documents, agreements, statements, correspondence and other files set forth on Exhibit P which have been delivered or otherwise made available to Purchaser, which Exhibit P shall be updated within one (1) Business Day following the expiration of the Inspection Period to reflect any additional materials provided to Purchaser, any Purchaser Party or any advisor, consultant, attorney, account or other agent of Purchaser (as so updated, the “Diligence Material”), so long as, in each instance of clauses (A) and (B), the particular actual personal knowledge of a Purchaser Representative under clause (1) above or the particular information contained in or disclosed by any such Diligence Reports or Diligence Material under clause (2) above would, or likely would, lead an experienced real estate professional to reasonably conclude that such information within such actual personal knowledge or such Diligence Reports contains or discloses information that is inconsistent in material respects with and could constitute a breach of the Seller Representations (collectively items 1 and 2 above are herein referred to as a “Representation Qualification”).
(a)    Due Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Seller has full power and authority, and has taken, or at the time of Closing will have taken, all corporate and other action necessary to authorize Seller to make, execute, deliver and perform this Agreement and the transactions contemplated by this Agreement. The person executing this Agreement on behalf of Seller has been duly authorized to do so. This Agreement is a binding and legal agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy or insolvency and general principles of equity.
(b)    No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith by Seller and the consummation of the transactions contemplated hereby and thereby by Seller, except as otherwise provided herein, do not require the consent or approval of any governmental authority or to Seller’s Knowledge, any third party, nor shall such execution and delivery result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Seller is a party or by which it or the Property is bound, except with respect to the transfer and assignments of any Hotel Contracts, Space Leases, Permits or Warranties that require the consent or approval of the counterparty to such Hotel Contract or Space Lease or the issuer of such Warranty or Permit.
(c)    Pending Litigation/Violations. Except as set forth on Exhibit C, neither Seller nor Manager is involved in any litigation, administrative action, arbitration or similar adjudicatory proceeding with respect to the Hotel which has not been resolved, settled or dismissed. To Seller’s Knowledge, except as described in Exhibit C, there are no actions, suits or other legal proceedings pending or threatened in writing against Seller, Manager, or affecting any of Seller’s rights, in each case, with respect to the Property. Except as noted in Exhibit Q, Seller has not received any written notice from any governmental or quasi-governmental agency of any violation of a Legal Requirement by Seller or Manager in connection with the use or operation of the Property which has not been corrected.
(d)    Condemnation. Neither Seller nor Manager has received written notice from any governmental authority of any pending condemnation proceeding or other proceeding in eminent domain. To Seller’s Knowledge, there are no pending, or threatened in writing, condemnation proceedings or condemnation actions against the Property.
(e)    Employees. Seller has no employees and is neither a party to any employment agreement, collective bargaining agreement, compensation agreement or Employee Benefit Plan. All Employees are employed by Employer, Manager or an Affiliate of Manager. No union is presently serving or has served in the past five (5) years as collective bargaining agent for any Employees and there is no collective bargaining agreement in place with respect to any of the Employees, and, to Seller’s Knowledge, there are no union organizing efforts with respect to the Employees. To Seller’s Knowledge, there is no pending or threatened strike, work stoppage, work slowdown, picketing, lockout or other material labor dispute involving the Hotel. The Employee Census attached hereto as Exhibit T, is a true, correct and complete in all material respects. True and correct copies of all Employment Contracts, if any, have been provided to Purchaser. Except as set forth on Exhibit C, to Seller’s Knowledge, there is no litigation threatened in writing nor any defined benefit retirement pension plan for any current or former Employees (i.e., employees of the Hotel that are no longer employed by Manager or its Affiliate as of the Effective Date) that would be binding on, or a result in a Liability of, Seller from and after Closing.
(f)    Licenses and Permits. To Seller’s Knowledge, Seller has delivered or made available to Purchaser prior to the Effective Date complete copies of all material Permits and, to Seller’s Knowledge, Seller has no other material Permits other than those listed on Exhibit R. Neither Seller, nor to Seller’s Knowledge, Manager has received any written notice from any governmental or quasi-governmental agency having jurisdiction over the Property of any uncured violation or default of any Permit.

(g)    Environmental Notice. Neither Seller nor Manager has received any written notices from any governmental authority of (i) any uncured violation of any Environmental Laws regarding any environmental conditions at the Hotel; (ii) any failure of Seller, Manager or the Hotel to have all required governmental permits and/or licenses, if any, relating to Hazardous Substances; or (iii) any release of Hazardous Substances from the Real Property.
(h)    Space Leases. Seller has delivered or made available to Purchaser prior to the Effective Date, complete copies of all Space Leases, and there are no Space Leases except as set forth on the list attached hereto as Exhibit D. Except as disclosed in Exhibit D, (i) to Seller’s Knowledge, each Space Lease is in full force and effect; (ii) neither Seller nor Manager has received any written notice from any Space Lessee claiming that Seller is currently in default under any Space Leases; and (iii) no Space Lessee is in default in any material monetary obligation or, to Seller’s Knowledge, any material non-monetary obligation, under its Space Lease.
(i)    Fixtures and Tangible Personal Property. All of the Fixtures and Tangible Personal Property shall be owned by Seller on the Closing Date, free and clear of all liens, encumbrances and security interests. Except as set forth in Exhibit D attached hereto, none of the Fixtures and Tangible Personal Property required for the operation, repair or maintenance of the Property is leased from or owned by third-parties. Purchaser acknowledges that the composition of the Tangible Personal Property may change in accordance with the provisions of this Agreement and in the ordinary course of business.
(j)    Bankruptcy. Seller is not insolvent and has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of Seller’s property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due or been named in an involuntary bankruptcy proceeding and to Seller’s Knowledge, no such actions are contemplated or have been threatened.
(k)    Tax Abatement Proceedings. To Seller’s Knowledge, except as set forth on Exhibit E, there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Real Property.
(l)    Hotel Contracts. Attached as Exhibit F is a list of all of the Hotel Contracts, including any Equipment Leases; provided, however, that if Seller has inadvertently omitted a Hotel Contract from Exhibit F, Purchaser hereby acknowledges and agrees that it shall not have any right to terminate this Agreement pursuant to the terms hereof, but shall not be obligated to assume such Hotel Contract if such Hotel Contract is not terminable on thirty (30) or less days’ notice without payment of any penalty or termination fee. To Seller’s Knowledge, Seller has provided a true, accurate and complete copy of each such Hotel Contract to Purchaser. All Hotel Contracts are, to Seller’s Knowledge, in full force and effect and neither Seller nor Manager has given or received any written notice of any default under any Hotel Contract which has not been fully cured and, to

Seller’s Knowledge, neither Seller nor any other party to a Hotel Contract is otherwise in material default of its obligations thereunder.
(m)    Non-Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) or a disregarded entity of such person for the purposes of the provisions of Section 1445(a) of the Code.
(n)    OFAC. Seller has not engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, “OFAC Regulations”), or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”), or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service or any country or organization, all as may be amended from time to time. To Seller’s Knowledge, Seller (x) is not and will not be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (y) is not a person described in Section 1 of the Anti-Terrorism Order, and Seller has not engaged in any dealings or transactions, or otherwise been associated, with any such person.
(o)    Ongoing Capital Improvements. Except as set forth on Exhibit S attached hereto (the “Renovation Work”), there are no capital improvement projects which exceed Ten Thousand Dollars ($10,000.00) currently ongoing at the Property other than routine repairs and maintenance. To Seller’s Knowledge, there are no disputes between Seller and any contractor or subcontractor with respect to any portion or phase of the Renovation Work. To Seller’s Knowledge, any and all construction contracts or development agreements in an amount in excess of Ten Thousand Dollars ($10,000.00) for the performance of any capital improvement projects other than those set forth on Exhibit S, have been terminated or with applicable lien releases and paid in full, and there are no material amounts remaining to be paid under any such contract or agreement.
(p)    Taxes. Seller has paid all taxes, including penalties and interest, that are due on or have accrued through the Effective Date and all required reports and returns relating thereto have been, or will be, timely filed, subject to any extension rights. To Seller’s Knowledge, all sales and use taxes, meals taxes, hotel taxes, business professional occupational licensing tax, and payroll tax required to be paid or collected by Seller or Manager in the ownership and operation of the

Property have been or will be collected and paid, in the ordinary course of business, to the appropriate governmental authority through the Effective Date. To Seller’s knowledge, as of the Effective Date, (i) neither Seller nor Manager has received written notice of any special tax assessment relating to the Hotel or any portion thereof, and (ii) there are no tax agreements in place affecting the Property.
(q)    Financial Statements. The financial and operating statements of the Hotel provided by Seller to Purchaser for fiscal years 2013, 2014, 2015 and year to date 2016 (through April) are true and correct copies of the documents used in connection with the reporting by Seller to its clients and investors. To Seller’s Knowledge, all such financial and operating statements so provided have been prepared in accordance with GAAP, are in all material respects true and complete and fairly represent the financial condition of Seller and the Hotel as of the dates stated therein.
(r)    Liquor License. To Seller’s Knowledge, the Liquor License is in full force and effect and there is no investigation pending by the Virginia Alcoholic Beverage Commission (the “Virginia ABC”). Seller has received no written notice from the Virginia ABC regarding any violation or revocation of the Liquor License.
(s)    Labor Agreements. Neither Seller, Manager, HEI Hotels & Resorts nor any Affiliate of any such party is subject to any agreement, arrangement or understanding with UNITE HERE or any other labor organization that would, as a result of (x) Purchaser’s acquisition of the Hotel and/or (y) Purchaser’s actual or potential retention of Manager, HEI Hotels & Resorts, or any Affiliate of Manager or HEI Hotels & Resorts as a manager of the Hotel, impose on Purchaser or any of its Affiliates, or their hotel(s) or other lodging property(ies) or third party managers, including, without limitation, Manager or its Affiliates, any express obligation to recognize a labor organization as the representative of employees by any means (other than a representation election conducted by the National Labor Relations Board), whether through (i) card-check neutrality, accretion or otherwise, or (ii) an agreement to remain neutral regarding the issue of union representation, or to grant representatives of a labor organization access to its property(ies) to communicate with employees.
(t)    Waterview Declaration and Condominium Declaration. Seller has not given or received any written notice of any breach or default under either of the Waterview Declaration and Condominium Declaration, and to Seller’s Knowledge, all payments due thereunder have been paid in full. To Seller’s Knowledge, each of the Waterview Declaration and Condominium Declaration are in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in default under the Waterview Declaration or the Condominium Declaration, and to Seller’s Knowledge no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or any other party thereto.
(u)    Intellectual Property. To Seller’s Knowledge, (i) neither Seller nor Manager has received written notice that the current ownership and operation of the Hotel infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any other Person and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any of the Intellectual Property.

Section 5.2    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:
(a)    Due Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and on the Closing Date shall be qualified to do business in Virginia. Purchaser has full power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement, and Purchaser has taken all corporate and other action necessary to authorize Purchaser to make, execute, deliver and perform this Agreement and the transactions contemplated by this Agreement. The person executing this Agreement on behalf of Purchaser has been duly authorized to do so. This Agreement is a binding and legal agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy or insolvency laws and general principles of equity.
(b)    No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Purchaser or an Affiliate of Purchaser is a party or by which it or its property is bound.
(c)    OFAC. Neither Purchaser nor any of its Affiliates or constituents have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the OFAC Regulations, (ii) in contravention of the Anti-Terrorism Order, or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its Affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge neither Purchaser nor any of its Affiliates have engaged in any dealings or transactions, or otherwise been associated, with any such person. If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.
(d)    Bankruptcy. Purchaser has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Purchaser or for the appointment of a receiver or trustee for all or any substantial part of Purchaser ’s property, nor has Purchaser made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due.
(e)    As is, Where is. Purchaser agrees, acknowledges and understands that subject to the provisions of this Agreement it will take the Property “as-is” and “where-is” and hereby unconditionally reaffirms the waivers contained in Section 2.2 and the aforesaid representation, warranty and covenant shall survive Closing.
Section 5.3    Duration of Representations and Warranties and Covenants; Limitations on Liability. All representations and warranties contained in this Agreement, liability for breach of any covenant of Seller set forth in Article X and the Seller indemnities set forth in Section 5.4(b) shall survive the Closing for a period of nine (9) months (the “Survival Period”) and shall not merge into any of the documents delivered at Closing; provided, however, that no person, company, partnership, firm, or entity shall have any Liability or obligation with respect to any breach of representation or warranty contained in this Agreement or, with respect to Seller, breach of any covenant set forth in Article X or its indemnification obligations under Section 5.4(b) unless (1) on or prior to the expiration of the Survival Period, the party seeking to assert liability under such representation or warranty or, with respect to Seller, covenant or indemnification obligation shall have notified the other party in writing setting forth specifically the allegedly breached together with a detailed description of thereof (the “Breach Notice”) and (2) such alleging party shall have filed a complaint commencing a legal proceeding asserting a default in a court with competent jurisdiction within thirty (30) days following the delivery of the Breach Notice. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller shall have no liability for, and Purchaser shall not make any claim on account of, any breach of any representation or warranty set forth in Section 5.1 or any covenant of Seller set forth in Article X or any of Seller’s indemnification obligations under Section 5.4(b) except to the extent the aggregate measure of such claims exceeds Sixty Thousand Dollars ($60,000) (the “Deductible”); provided, however, in the event such claims do exceed the Deductible, such indemnity shall be for the aggregate losses incurred measured by the first-dollar of losses. Except as otherwise set forth in Section 9.1(c), in no event shall the aggregate liability of Seller to Purchaser for any (and all) breach of any representation or warranty set forth in Section 5.1, any Seller covenant set forth in Article X or any of Seller’s indemnification obligations under Section 5.4(b) exceed an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000.00) the “Cap”). The limitations set forth in this Section 5.3 shall not apply to Seller’s indemnity obligation for a breach of the representations set forth in Sections 5.1(a), 5.1(b), or Seller’s obligations under Section 7.1(a) (with respect to trade payables to be paid by Seller), Section 5.4(b)(iii) (with respect to the payment of certain taxes arising or accruing prior to Closing), Section 7.1(m), Section 10.1(a) (with respect to the Renovation Work), Section 12.1(b) (with respect to Liabilities related to Employees or former Employees that remain with Seller pursuant to the first sentence of such Section 12.1(b) only), Section 12.1(d) and Section 14.1(b). This Section 5.3 shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

Section 5.4    Indemnities.
(a)    Purchaser’s Indemnity. From and after the Closing, Purchaser hereby agrees to save, protect, defend, indemnify and hold harmless Seller and Seller’s Indemnitees from and against any and all loss, damage, claim, cause of action, cost or expense or any other Liabilities incurred by Seller or its Indemnitees by reason of, or with respect to (i) any material breach of any of the representations, warranties or covenants made by Purchaser in the Agreement, (ii) the non-performance of any covenant or obligation required to be performed by Purchaser hereunder, which expressly survive the Closing, (iii) subject to the terms and conditions of Article XII and Section 7.1(g) and Section 7.1(h), any Liability imposed upon Seller or its Indemnitees relating to the employment of the Employees by New Manager (or its Affiliate) for the period from and after the Closing Date, (iv) events, contractual obligations, acts or omissions of Purchaser or any of its Affiliates or assignees of this Agreement that occur or accrue after Closing in connection with the ownership or operation of the Property, (v) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing, and (vi) any termination fees, liquidated damages or similar fees and penalties (and any other Liabilities that Seller would not bear if the Franchise Agreement was not terminated pursuant to the sale of the Property to Purchaser) incurred by Seller or its Affiliates in connection with the termination of the Franchise Agreement as described in Section 4.8, but specifically excluding, in each instance of clauses (i) through (vi) any Liabilities for which Seller is indemnifying Purchaser for under Section 5.4(b) below. For avoidance of doubt, in the event that the Closing does not occur, Seller’s remedies shall be expressly limited to the terms and conditions of Section 15.1, including, but not limited to Purchaser’s indemnification obligations referenced therein. Notwithstanding anything to the contrary set forth in this Agreement, this Section 5.4 (a) shall not be applicable to Seller’s obligations under Section 10.1(a) to complete the Renovation Work.
(b)    Seller’s Indemnity. From and after the Closing, Seller hereby agrees to save, protect, defend, indemnify and hold harmless Purchaser and Purchaser’s Indemnitees from and against any and all loss, damage, claim, cause of action, cost or expense or any other Liabilities, incurred by Purchaser or its Indemnitees by reason of (i) any material breach of any of the representations and warranties made by Seller in this Agreement or Seller’s covenants in Article X, subject in each instance, to the terms of this Agreement, including, but not limited to, the provisions of Section 5.3, (ii) any and all Retained Liabilities, (iii) any failure of Seller or Manager to have reported and/or paid any and all taxes assessed or assessable by the City of Arlington, the County of Arlington, the State of Virginia or any other governmental authority arising or related in any way to the Hotel for the period prior to the Closing, as well as any and all penalties and interest related to any such taxes (including, without limitation, costs incurred in connection with or as a result of any audit, tax inquiry or other proceeding), which are assessed against Purchaser, and (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on, or in connection with, the Property or any portion thereof at any time or times prior to Closing (expressly excluding Liabilities (x) for changes to, remediation of, or repairs to the physical, structural, or environmental condition of the Property or (y) to any governmental authority relating to the physical condition, structural or environmental condition of the property, in each case, except to the extent the same expressly constitutes a breach of a Seller Representation in accordance with, and subject to the terms of, clause (i) above), but specifically excluding, in each instance of clauses (i) through (iv), (A) any Liabilities for which Purchaser is indemnifying Seller for under Section 5.4(a) above, (B) any Liabilities consisting of liabilities or obligations for which Purchaser received a credit at Closing (but only to the extent of such credit theretofore received by Purchaser), (C) any Liabilities consisting of contractual liabilities or obligations which Purchaser expressly assumed at Closing including, but not limited to, Liabilities that Purchaser assumes pursuant to any document or other written agreement entered into in connection with the Closing, and (D) except to the extent the same arises as a result of a breach of Seller’s representations and warranties set forth in the last sentence of Section 5.1(c) or Section 5.1(g), any Liabilities incurred in relation to the physical condition of the Property (including without limitation, the environmental condition of the Real Property) other than Liabilities resulting from injury to or death of any person prior to Closing resulting from the physical condition (but not environmental condition) of the Property. For avoidance of doubt, in the event that the Closing does not occur, Purchaser’s remedies shall be expressly limited to the terms and conditions of Section 15.2, including, but not limited to Seller’s indemnification obligations referenced therein. Any amounts paid under this Section 5.4(b) shall not be duplicative of any other amounts paid by Seller to Purchaser pursuant to the terms hereof.
(c)    Survival. This Section 5.4 shall survive the Closing (subject to the terms of Section 5.3) and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.
Section 5.5    Procedure for Indemnification with Respect to Third Party Claims. If a claim by a third party is made against a party hereunder or its Indemnitees (the “Indemnified Party”) and if such Indemnified Party intends to seek indemnity with respect thereto under Section 5.4 and/or this Section 5.5, against the other party hereto (the “Indemnitor”) the Indemnified Party shall promptly notify the Indemnitor in writing of such claim. The Indemnitor shall have thirty (30) days after receipt of the above-referenced notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the Indemnified Party shall reasonably cooperate with it in connection therewith, provided that: (i) the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; and (ii) the Indemnitor shall agree promptly to reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Party within the limits of Section 5.4 and/or this Section 5.5. As long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event such party shall waive any right to indemnity therefor by the Indemnitor. If the Indemnitor does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnitor. This Section 5.5 shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

ARTICLE VI
CLOSING AND CLOSING DELIVERIES
Section 6.1    Closing. The Closing shall take place at the offices of Escrow Company on the Closing Date, or through customary closing escrow arrangements reasonably acceptable to Seller and Purchaser by the delivery of documents and funds to Escrow Company on or prior to the Closing Date. Subject to the terms and conditions set forth herein, Purchaser shall have the right to accelerate the Closing Date by providing written notice to Seller of such date, which date must be at least five (5) Business Days from the date such notice is delivered in accordance with the provisions of Section 13.1; provided, however, that Purchaser shall have the one-time right to revoke such acceleration notice and amend the proposed Closing Date by selecting another Business Day to be the Closing Date by delivering written notice to Seller at least two (2) days prior to the previously selected Closing Date (provided that such revised Closing Date is not later than June 28, 2016). Each of Purchaser and Seller acknowledges that its respective undertakings to close this transaction promptly on the Closing Date is a material inducement to the other to execute this Agreement, that time is of the essence and that neither party shall have any obligation or right to extend, postpone or reschedule the Closing, except as expressly set forth herein. Subject to the terms and conditions set forth herein, Purchaser shall have the right to extend the Closing Date for a period of up to thirty (30) days beyond the original Closing Date. To the extent Purchaser elects to extend the Closing Date pursuant to the preceding sentence, then as a condition precedent to the effectiveness of such extension, Purchaser shall (i) not later than three (3) Business Days prior to the original Closing Date (time being of the essence) deliver written notice of such extension to Seller and Escrow Company and (ii) not later than two (2) Business Days before the original Closing Date deposit with Escrow Company the additional sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) by wire transfer of immediately available U.S. Federal funds which shall become part of the Deposit for all purposes under this Agreement and which shall be applied to the Purchase Price at Closing in accordance with the terms of this Agreement (the “Closing Extension Deposit”).
Section 6.2    Escrow. This Agreement shall not be merged into any separately delivered escrow instructions, but any such escrow instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.
Section 6.3    Seller’s Deliveries. At Closing, Seller shall execute (to the extent required) and deliver, or cause to be delivered and/or notarized, where applicable, to Purchaser or the Escrow Company as appropriate:
(d)    a recordable Special Warranty Deed (“Deed”) of all of Seller’s right, title and interest in and to the Unit and Improvements subject to only the Permitted Exceptions in the form attached to this Agreement as Exhibit G;
(e)    a Bill of Sale (“Bill of Sale”) transferring to Purchaser all of Seller’s right, title and interest in and to each and every item of Personal Property to be transferred in the form attached to this Agreement as Exhibit H;

(f)    an assignment and assumption agreement (“Assignment and Assumption Agreement”), to the extent assignable and to the extent that any applicable consent or approval of the counterparty thereto has been obtained, of all of Seller’s right, title and interest in, to and under the Bookings, Hotel Contracts, Space Leases, Permits, Books and Records, Warranties, Intellectual Property and Miscellaneous Hotel Assets in the form of Exhibit I;
(g)    the certificate referred to in Section 9.1(c);
(h)    a liquor concession agreement and side letter substantially in the forms attached hereto as Exhibit Y and Exhibit Z, respectively (collectively, the “Concession Agreement”);
(i)    To the extent obtained, Certificates of No Tax Due with respect to the Property;
(j)    the escrow agreement referred to in Section 10.1(a);
(k)    evidence of termination of the existing Management Agreement;
(l)    an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), in the form of Exhibit J;
(m)    the Closing Statement;
(n)    any reasonably required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required of sellers of real property under applicable law;
(o)    a certificate or registration of title for any owned motor vehicle or other Personal Property which requires such certification or registration, conveying such vehicle or such other Personal Property to Purchaser;
(p)    to the extent received, an executed Condo Estoppel executed by Board of Directors (as defined in the Condominium Declaration) of the Waterview Condominium, substantially in the form attached hereto as Exhibit W-1;
(q)    to the extent received, an executed Waterview Estoppel executed by the “Office Owner” (as defined in the Waterview Declaration), substantially in the form attached hereto as Exhibit W-2;
(r)    all keys, key codes, access codes and combinations to locks to the extent known by, or in the possession of, Seller or Manager; and
(s)    such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policy, including, without limitation, a title insurance affidavit in customary form attached hereto as Exhibit V.
Section 6.4    Purchaser’s Deliveries. At the Closing, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate, or filed with the applicable governmental authority:
(c)    the balance of the Purchase Price, to be paid in accordance with Section 3.1;
(d)    the Bill of Sale;
(e)    the Assignment and Assumption Agreement;
(f)    the certificate referred to in Section 8.1(c);
(g)    the escrow agreement referred to in Section 10.1(a);
(h)    the Concession Agreement;
(i)    the Closing Statement;
(j)    copies of such documents relating to Purchaser, as Seller or the Title Company shall reasonably require in connection with this transaction; and
(k)    any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required of a purchaser of real property under applicable law and a sales tax license or permit for the Hotel from each of the applicable jurisdictions and exemption or resale certificate.
Section 6.5    Expenses. In the event that the parties proceed to Closing hereunder:
(a)    Seller and Purchaser shall each pay the transactions costs and expenses as set forth on Exhibit L attached hereto.
(b)    Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection with the sale of the Property shall be allocated between Purchaser and Seller in accordance with the customary practice in the county where the Property is located.
The provisions of this Section 6.5 shall survive Closing or any termination of this Agreement.
Section 6.6    Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.
Section 6.7    Possession. Possession of the Property shall be delivered at Closing, provided the transaction closes. Excluded Assets shall be removed from the Hotel by Seller, at its expense, on, or within thirty (30) days after, the Closing Date; provided that such removal shall be conducted during normal business hours and not unreasonably interfere with the guests of the Hotel or ongoing operations occurring at the Property. Seller, at its expense, shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed.
ARTICLE VII
ADJUSTMENTS AND PRORATIONS CLOSING STATEMENTS
Section 7.1    Adjustments and Prorations. In addition to the costs and expenses required to be paid in connection with the consummation of the transaction, which shall be paid by Purchaser and Seller as set forth in Section 6.5, the following matters and items shall be apportioned between the parties or, where appropriate, credited in total to a particular party, as of the Cut Off Time so that the Closing Date is a date of income and expense for Purchaser as provided below:
(a)    Accounts Receivable; Trade Accounts Payable. Seller shall retain all Accounts Receivable. Trade accounts payable shall be identified as of the Cut Off Time. Seller shall pay (or cause Manager to pay) all trade accounts due and payable as of the Cut Off Time that relate to matters arising or accruing prior to the Closing Date in the ordinary course when due and Purchaser shall be responsible for all such trade accounts payable that relate to matters arising or accruing from and after the Closing Date. Revenue from room rentals (including food and beverage receivables charged to guest room accounts) (i.e. the guest ledger) shall belong to Seller to the extent attributable to any period prior to the Closing Date; provided, however, revenues from room charges (less third party collection costs, including, but not limited to, credit card fees, travel agent fees or commissions and other similar charges) for the night immediately preceding the Closing Date shall be divided equally between Purchaser and Seller. Revenue from the Hotel attributable to food and beverages (including alcoholic beverages) and other sales or services through the close of business for such food and beverage outlets or such other sales or service centers on the night (whether prior to or after the Cut Off Time) immediately preceding the Closing Date shall belong to Seller (such revenue to be determined based on completion of the night auditor’s run on the Closing Date). Thereafter, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Purchaser. Each of Purchaser and Seller shall be responsible for the payment of any sales, use, and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 7.1(a) (and shall be reconciled between the parties when final tax bills are available).

(b)    Taxes and Assessments. Real estate (ad valorem) and personal property taxes and assessments with respect to the Property shall be adjusted and prorated based on (a) the periods of ownership of Seller and Purchaser with respect to the applicable tax period, and (b) the most current official real property tax information available from the assessor’s office where the Property is located or other assessing authorities. If real property tax and assessment figures for the taxes or assessments to be apportioned between Purchaser and Seller pursuant to this Section 7.1(b) are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed and the appropriate party shall pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any such assessment (or any installments or portions thereof) due prior to the Closing and Purchaser shall be responsible for any such assessment (or any installments or portions thereof) due on or after the Closing.
(c)    Utility Contracts. All utility services (including, without limitation, electricity, gas, water, sewer and telecommunication) shall be prorated as of the Cut Off Time between Purchaser and Seller. To the extent practicable, readings shall be obtained for all utilities as of the Cut Off Time. If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits actually transferred to Purchaser or which remain on deposit for the benefit of Purchaser (as acknowledged orally or in writing by such utility) with respect to such utility contracts.
(d)    Hotel Contracts. Any amounts prepaid, accrued or due and payable under any Hotel Contracts and the Franchise Agreement shall be prorated as of the Cut Off Time, with Seller being credited for amounts prepaid and Purchaser being credited for amounts accrued and unpaid (excluding any delinquent amounts, which Seller shall pay in full at or prior to Closing). Seller will receive a credit for each deposit, if any, made by Seller as security under any such Hotel Contract if the same is transferable or the appropriate consent has been obtained and provided such deposit is actually transferred to Purchaser or otherwise remains on deposit for the benefit of Purchaser. If any such deposit cannot be transferred to Purchaser, Seller shall be paid any such deposit and Purchaser shall make such deposit as may be required.
(e)    License and Permit Fees. Fees prepaid, accrued or due and payable for Permits transferred to Purchaser shall be prorated as of the Cut Off Time. Seller shall receive a credit for all deposits made by Seller under the Permits which are actually transferred to Purchaser or which remain on deposit for the benefit of Purchaser.
(f)    Hotel Matters. Purchaser shall receive a credit for: (i) deposits and other advance payments, if any, under Bookings for Hotel facilities for the period after Closing that remain in effect as of Closing; (ii) commissions due to travel agencies, online travel agencies, credit and referral organizations for any Bookings related to the period prior to Closing and (iii) all outstanding gift certificates, vouchers, trade-outs and similar items for free or discounted use of any of the Hotel rooms or other activities or services (collectively, “Vouchers”) issued specifically for use at the Hotel (as opposed to any Vouchers for use at any Le Meridien or Starwood-branded hotel, the revenue from which is directly paid to Franchisor or its Affiliates and is not retained by the Hotel), in an amount equal to (A) eighty percent (80%) of the face value thereof (where a face value exists) if such Voucher was sold as a gift card or gift certificate from January 1, 2016 through the Closing Date, (B) sixty percent (60%) of the face value thereof (where a face value exists) if such Voucher was sold as a gift card or gift certificate from January 1, 2015 through December 31, 2015, (C) twenty percent (20%) of the face value thereof (where a face value exists) if such Voucher was sold as a gift card or gift certificate from January 1, 2013 through December 31, 2014, (D) ten percent (10%) of the face value thereof (where a face value exists) if such Voucher was sold as a gift card or gift certificate from January 1, 2011 through December 31, 2012 or (E) five percent (5%) of the face value thereof (where a face value exists) if such Voucher was sold as a gift card or gift certificate prior to January 1, 2011. To the extent a Voucher does not include a face value, such Voucher will be valued pursuant to Exhibit U attached hereto. For the avoidance of doubt, Purchaser shall not receive a credit for any gift card or gift certificate purchased for use at any Le Meridien or Starwood-branded hotel, to the extent that the revenue therefrom is directly paid to Franchisor or its Affiliates and is not retained by the Hotel. Seller shall receive a credit for (x) coin machine, telephone, washroom and checkroom income relating to the period prior to the Cut Off Time and (y) commissions paid by Seller to any travel agencies, online travel agencies, or other referral organization prior to Closing with respect to any Bookings related to the period after Closing. Purchaser shall assume all ordinary course purchase orders for Consumables and Inventory to be delivered after Closing and credit Seller for any prepayments thereunder. In addition to the foregoing, Seller and Purchaser shall prorate the so-called Starwood SPG Supplemental Award, payable by Franchisor to Seller for 2016, but paid in 2017, between Seller and Purchaser based on the actual number of days the Seller owned the Hotel during calendar year 2016. The proration of the Starwood SPG Supplement Award shall occur upon the actual payment by Franchisor of the Starwood SPG Supplement Award
(g)    Accrued Vacation. Purchaser shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued Vacation Pay as of the Cut-Off Time of all Employees. Purchaser shall (i) honor and credit each Employee’s unused accrued or earned vacation, sick-time-off or other paid time off of any Employee and (ii) be responsible for the payment of such Accrued Vacation Pay to the Employees (to the extent Purchaser received a credit therefor) when payable in accordance with applicable Legal Requirements. Notwithstanding the foregoing, to the extent required pursuant to any applicable Legal Requirements, at Closing, Seller shall cause Manager to pay to the Employees an amount equal to the unpaid Accrued Vacation Pay for each applicable Employee.
(h)    Compensation. All Compensation due and payable to Employees shall be prorated as of the Cut Off Time, other than Accrued Vacation Pay (which is addressed in Section 7.1(g) above).

(i)    Consumables and Inventory. Seller shall receive no credit for any Consumables (whether opened or unopened) and/or Inventory as of the Cut Off Time.
(j)    Rents. All fixed and additional rentals under the Space Leases and other tenant charges, in each case as and when actually received, shall be prorated as of the Cut Off Time. Seller shall deliver or provide a credit to Purchaser in an amount equal to all prepaid rents for periods after the Closing Date. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date and Seller shall retain the right to pursue the collection of such delinquent rents; provided that in connection with such efforts Seller shall have no right to terminate any Space Lease or to initiate any eviction proceeding against the applicable tenant thereunder. To the extent Purchaser receives rents (including operating expense, tax and insurance charges payable by a Space Lessee) on or after the Closing Date that such Space Lessee designates are payable as delinquent rents for any period prior to the Closing Date, Purchaser shall promptly deliver such amounts to Seller. Purchaser shall use good faith efforts (at no cost to Purchaser) to collect any such delinquent rents. Any percentage rents under Space Leases shall be prorated on the basis of the ratio of the number of days expired before Closing to the number of days after Closing. In the event that the proration of operating expenses, taxes, insurance charges and/or percentage rent cannot be fully prorated because of the unavailability of information then such proration will be tentatively prorated on the best available information and Seller and Purchaser will make the appropriate final adjustments within ninety (90) days following the end of the calendar year in which the Closing occurs. All such adjustments will be paid in cash to the party entitled thereto. All security deposits shall be transferred to Purchaser or credited against the Purchase Price and all obligations with respect to such security deposits shall be assumed by Purchaser.
(k)    Cash and Accounts. At the Closing, Seller shall transfer to Purchaser all Cash On Hand and Seller shall receive a credit at the Closing for such Cash On Hand. All Account Cash is and shall remain the property of Seller and shall be retained by Seller after the Closing.
(l)    Other Adjustments and Prorations. To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.
(m)    Re-Adjustment. Representatives of Seller and Purchaser shall make such inventories, examinations and audits of Seller, and of the books and records of Seller, as may be necessary to make the adjustments and prorations required under this Agreement. At least three (3) days prior to Closing, representatives of Purchaser and Seller and Escrow Company shall jointly prepare a statement (the “Preliminary Closing Statement”) based upon such preliminary inventories, audits and examinations, which Preliminary Closing Statement will be updated based on the inventories and prorations taken as of the Cut Off Time (unless otherwise agreed by the Parties) which will show the net amount due to Seller or Purchaser as the result thereof and such net amount will be added to, or deducted from, the Purchase Price. Within ninety (90) days following the Closing, representatives of Purchaser and Seller shall prepare a revised statement (the “Final Closing Statement”, and together with the initial and the updated Preliminary Closing Statement, collectively, the “Closing Statements”) setting forth the final determination of all items to be included in the Closing Statements, and any necessary payment shall be made to the other in cash within five (5) days after completion of such Final Closing Statement. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available.
(n)    Waterview Declaration and Condominium Declaration. Assessments with respect to the Condominium Declaration and the Waterview Declaration shall be adjusted and prorated based on the periods of ownership of Seller and Purchaser with respect to the applicable period.
Section 7.2    Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.1 shall be paid to Seller in cash at the time of the Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.1 shall be credited against the Purchase Price at the time of the Closing.
Section 7.3    Survival. The provisions of this Article VII shall survive the Closing and shall not be deemed merged into the Deed or any other conveyance document delivered at the Closing.
ARTICLE VIII
CONDITIONS TO SELLER’S OBLIGATIONS
Section 8.1    Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing:
(t)    Purchaser’s Compliance with Obligations. Purchaser shall have complied with all material obligations required by this Agreement to be complied with by Purchaser.
(u)    Documents. Purchaser shall have executed and delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and delivered by Purchaser.
(v)    Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects as if remade as of the Closing Date, and Seller shall have received a certificate to that effect signed by Purchaser. In the event any of Purchaser’s representations become untrue during the term of the Agreement and such breach cannot be cured by Purchaser and precludes Purchaser from performing its obligations hereunder, Seller may terminate this Agreement without thereby waiving any right or remedy.
(w)    Franchise Agreement. Except for any franchise or other fees and amounts owed by Seller or Manager to Franchisor and accrued during the period prior to Closing, Seller, Manager and their respective Affiliates shall be released from all obligations and Liabilities under the Franchise Agreement and any other related agreements between Seller or Manager and

Franchisor relating to the Property and first accruing from and after Closing including, without limitation, any obligation to pay any termination fees, transfer fees, liquidated damages or any similar amount pursuant to the Franchise Agreement.
ARTICLE IX
CONDITIONS TO PURCHASER’S OBLIGATIONS
Section 9.1    Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing:
(l)    Seller’s Compliance with Obligations. Seller shall have complied with all material obligations required by this Agreement to be complied with by Seller.
(m)    Documents. Seller shall have executed and delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and delivered by Seller and shall have taken all other actions and fulfilled all other covenants required of Seller under this Agreement.
(n)    Truth of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date as if remade on the Closing Date, and Purchaser shall have received a certificate to that effect signed by Seller; provided that Seller’s representations and warranties shall not be deemed inaccurate or breached if such change to the respective representation and warranty (i) (x) is due to transactions or actions that are expressly permitted by, or approved by Purchaser in accordance with, this Agreement and (y) did not result from a breach of any of Seller’s obligations hereunder; (ii) is due to changes in fact after the Effective Date beyond Seller’s reasonable control that occurred in the ordinary course of the business of owning and operating the Hotel and (x) did not result from a breach of any of Seller’s obligations hereunder and (y) reflect only arm’s length bona fide transactions; or (iii) constitutes a Representation Qualification. Notwithstanding the foregoing, if any representation and warranty of Seller is no longer true as of the Closing Date (subject to the limitations of the immediately preceding sentence) and Seller does not cure or otherwise remedy such change without any obligation to do so, then if such change would, individually or in the aggregate, (A) result in actual losses (and not consequential damages) to Purchaser such that the actual cost to address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is less than Two Hundred Twenty Thousand Dollars ($220,000.00), Purchaser shall be obligated to proceed to Closing and Seller shall have no liability with respect thereto (provided that, any such change described in any of clauses (i) through (iii) above shall not be a breach of this Agreement and, for avoidance of doubt, shall not be subject to Seller’s indemnification obligations set forth in Section 5.4(b)); or (B) result in losses to Purchaser such that the actual cost (and not consequential damages) to address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is in excess of Two Hundred Twenty Thousand Dollars ($220,000.00), but less than Three Hundred Fifty Thousand Dollars ($350,000.00), Purchaser shall not be obligated to proceed to Closing, unless

Seller elects to credit Purchaser at Closing an amount equal to all losses caused by such change in excess of Two Hundred Twenty Thousand Dollars ($220,000.00) not to exceed a credit of One Hundred Thirty Thousand Dollars ($130,000.00), in which event Purchaser shall be obligated to proceed with Closing hereunder and any failure of Purchaser to close the transactions contemplated hereunder under this clause (B) shall constitute a default by Purchaser under Section 1.1 (provided Seller is prepared to give such credit (without any obligation to do so); provided, however, if the change in the representation and warranty results in actual losses (and not consequential damages) to Purchaser such that the actual cost to address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is in excess of Three Hundred Fifty Thousand Dollars ($350,000.00), Purchaser shall have the right to terminate this Agreement (subject to Seller’s cure right set forth below). If Purchaser has the right to terminate this Agreement pursuant to the preceding sentence and Purchaser makes such election in writing on or prior to the Closing Date (provided that Purchaser shall make such election to terminate, if at all, promptly after receipt of Seller’s certificate delivered under Section 6.3(d) above, but in any event prior to 2:00PM (Eastern Time) on the Closing Date), then this Agreement shall terminate, Purchaser shall receive a return of the Deposit, and neither Seller nor Purchaser shall have any further obligations under this Agreement except for the Surviving Obligations. In each instance of clauses (A) or (B) above, in no event shall any claims, actions, litigation, lawsuits or other legal proceedings filed or alleged by any Employee or any other third party that are subject to Seller’s express indemnification obligations under this Agreement be included in the calculation of such losses (collectively, “Indemnified Losses”); provided, however, that to the extent that any such Indemnified Losses are excluded from the calculation of losses under clause (A) or (B), as applicable, such Indemnified Losses shall not be applied against the Cap in connection with an indemnification claim brought by Purchaser after the Closing subject to the terms and conditions of this Agreement. Seller shall in any event have the right to cure such breach or inaccuracy to Purchaser’s reasonable satisfaction and, if necessary to allow such cure, the Closing Date shall be extended for up to twenty (20) days to allow such cure as long as Seller uses its diligent and reasonable efforts to effect such cure; provided, however, such cure period will not extend the Closing Date past any commitment date of any financing or cost Purchaser any amount to extend such commitment date (provided that Purchaser shall have notified Seller of any such commitment date at least ten (10) days prior to Closing. If Seller elects in writing not to cure or fails to give Purchaser notice of its intent to cure, Purchaser may terminate this Agreement, whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half of the costs of Escrow, and neither Party to this Agreement shall thereafter have any further rights or obligations under this Agreement, except for the Surviving Obligations; provided, however, if such inaccuracy was created, knowingly consented to or affirmatively permitted by Seller, Manager or their respective Affiliate in material breach of this Agreement, Purchaser shall also be entitled to reimbursement for all of Purchaser’s documented out of pocket costs of this transaction actually incurred to third parties, including reasonable attorneys’ fees and costs incurred in connection with this Agreement and Due Diligence in an amount not to exceed the Seller’s Liability Amount. Nothing herein shall modify or supersede the terms of and conditions of Section 9.2(b) in the event that Purchaser elects to proceed with acquisition of the Property notwithstanding a breach or inaccuracy with respect to Seller’s representations and warranties or covenants.

(o)    Management Agreement. The Management Agreement shall be terminated as of the Closing Date at the sole cost and expense of Seller. In connection with termination of the Management Agreement, the Manager will terminate the employment of the Employees effective upon the Closing unless Manager and Purchaser enter into a new management agreement as of the Closing Date, in which event the employment of the Employees shall not be terminated.
(p)    Franchise Agreement. Provided that Purchaser has complied with all of its obligations under Section 4.8, on or before the Closing Date, Franchisor shall be prepared to issue to Purchaser, concurrently with Closing, a new franchise agreement in the form of the FDD as modified to incorporate the Material Franchise Terms and if agreed to by Franchisor and subject to the terms of Section 3.1, the obligations with respect to the assumption of the Key Money as more particularly described in Section 4.8.
(q)    Liquor License. As of the Closing Date and other than due to any act or omission of Purchaser, Manager shall be permitted to continue the sale and service of alcoholic beverages pursuant to the existing Liquor License pursuant to a Continuation of Operations Permit, or such other applicable Legal Requirement.
(r)    No Litigation. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.
(s)    Title Policy. Subject to the payment of all premiums, the Title Company shall be prepared to issue to Purchaser the Title Policy subject only to Permitted Exceptions.
(t)    Estoppels. Purchaser shall have received the Estoppels, each in substantially the same form in all material respects attached as Exhibit W and dated within thirty (30) days prior to the original Closing Date.
(u)    Approvals.    Seller shall have received all required approvals, consents and authorizations of third parties (including any governmental authorities) that are required to permit Seller to sell the Property and otherwise consummate the Closing (except with respect to any approvals or consents required in connection with the transfer of Hotel Contracts).
Section 9.2    Closing Condition Failure.
(c)    Subject to Seller’s right to extend the Closing Date pursuant to Section 9.1(c), if any condition set forth in Section 8.1 or Section 9.1 is not satisfied on the Closing Date (and such failure is not the result of a default under this Agreement or any act or omission intentionally taken or not taken for purposes of frustrating Closing by the Party in whose favor such condition runs), then the party for whom such condition(s) precedent is not satisfied (and only such party) may, in its sole and absolute discretion, (i) terminate this Agreement by providing written notice to such effect to the other party whereupon Escrow Company shall immediately return the Deposit to

Purchaser, the Parties shall each pay one-half the costs of escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations, or (ii) waive such closing condition(s) at or prior to the Closing Date without any increase in, abatement of, or credit against the Purchase Price, or claim against the other party and proceed to Closing; provided however, if either Party terminates this Agreement due to a default by the other Party, then Section 1.1 and Section 15.2, as applicable, shall control the rights, remedies and obligations of the Parties.
(d)    If either party elects to proceed to the Closing with Seller’s Representative or Purchaser’s Representative, as applicable, having actual knowledge (as opposed to constructive or imputed knowledge) of (A) a default in any of the covenants, agreements or obligations to be performed by the other party under this Agreement, and/or (B) an inaccuracy in or untruthfulness of any representation or warranty of the other party made in this Agreement or any of the Closing Documents, then, upon the consummation of the Closing, such party shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against the other party on account thereof
Notwithstanding the foregoing terms of this Section 9.2 (but subject to Seller’s right to extend the Closing Date under the terms of Section 9.1(c)), if the failed closing condition(s) is reasonably susceptible to cure by Seller or Purchaser, then either party shall have the one-time right to extend the Closing Date for up to twenty (20) days in order to allow such cure by giving notice to such effect to the other party on or before the date that is one (1) Business Day prior to the scheduled Closing Date, and the applicable party(ies) shall use all commercially reasonable and diligent efforts to effect such cure; provided, however, such cure period will not extend the Closing Date past any commitment date of any financing or cost Purchaser any amount to extend such commitment date (provided that Purchaser shall have notified Seller of any such commitment date at least ten (10) days prior to Closing).
ARTICLE X
ACTIONS AND OPERATIONS PENDING CLOSING
Section 10.1    Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date:
(e)    With respect to the Renovation Work:
(i)    Seller shall be responsible for the payment in full and completion of the Renovation Work as contemplated by Exhibit S, and the release of any and all mechanic’s liens related thereto. Seller shall use commercially reasonable and diligent efforts to complete the Renovation Work in a good and workmanlike manner, in compliance with all applicable Legal Requirements, in compliance with the plans and specifications reviewed by Purchaser, and as soon as reasonably possible following Closing at Seller’s sole cost and expense; provided that Seller shall endeavor to complete the Renovation Work no later than October 1, 2016 (except as otherwise set forth on Exhibit S, and provided that Seller shall have until December

31, 2016 to finalize and receive any lien waivers or related close-out payments with respect to the Renovation Work). In connection with the Renovation Work, Seller shall promptly bond over or remove any and all monetary liens arising in connection thereto. In addition, Seller shall cause each contractor involved in the Renovation Work to list Purchaser as an additional insured on any insurance required pursuant to each agreement with a contractor relating to the Renovation Work. Furthermore, Seller agrees to pursue in good faith all remedies of any nature against each contractor with respect to any matter arising from, in connection with or related to the Renovation Work. Upon completion of the Renovation Work, Seller shall provide Purchaser (y) reasonable evidence that the Renovation Work has been completed and paid for and there are no mechanic’s or materialmen’s liens or claims of liens related thereto and (z) provide Purchaser any applicable sign-offs from Franchisor. Seller shall also provide any warranties applicable to the Renovation Work and ensure that the same are for the benefit of Purchaser.
(ii)    Purchaser hereby grants a license to Seller or its agents to enter upon the Property from and after the Closing to complete the Renovation Work, provided, that all such Renovation Work shall be done in a manner to avoid any commercially unreasonable material disruption to the operation of the Hotel and in accordance with rules established by Purchaser from time to time; provided, further, that Seller shall provide Purchaser with prior written notice of any material disruption to the operation of the Hotel such that Purchaser can work with Seller to minimize such disruption. In connection with the Seller’s obligations under this Section 10.1(a), Seller shall establish at Closing an escrow holdback reserve pursuant to an escrow agreement by and among Seller, Purchaser and Escrow Company in an amount equal to the anticipated cost to complete the Renovation Work (as agreed upon by Purchaser and Seller in their respective good faith discretion) (the “Anticipated Completion Cost”), plus a contingency amount equal to fifteen percent (15%) of the Anticipated Completion Cost (collectively, the “Renovation Reserve Funds”). The Renovation Reserve Funds shall be held back from the Purchase Price payable to Seller at Closing and shall be deposited with Escrow Company at Closing. Seller shall cooperate with any reasonable requirements of Purchaser’s lender regarding the Renovation Work and the Renovation Reserve Funds, including, without limitation, any requirement for such lender to hold and disburse such funds. Notwithstanding anything herein to the contrary, if Purchaser’s lender requires the funds to be held by it and Purchaser’s lender has not disbursed any required portion of the Renovation Reserve Fund (either interim draws or the balance of the funds after the Renovation Work has been completed) after the applicable requirements set forth in this Section 10.1 have been met (other than requirements not relating to the Renovation Work that can only be met by Purchaser as borrower), within thirty (30) days after receipt of a valid request from Seller, Seller may request such funds from Purchaser. After such request, and provided Purchaser’s lender has not made a disbursement to Seller, Purchaser shall pay to Seller the amount of such funds and Purchaser shall be entitled to reimbursement therefor from the Renovation Reserve Funds.

(iii)    In the event that after the Closing Seller fails to complete the Renovation Work in the manner required under this Section 10.1(a) and such failure continues for a period of thirty (30) days following written notice from Purchaser with respect thereto (and is not the result of any force majeure event of which Seller has provided Purchaser with written notice within a reasonable period of time after the onset thereof), then, upon written notice to Seller and escrow Company, Purchaser shall have the right (but not the obligation) to complete the Renovation Work itself (whether directly or through a third-party) and if Purchaser so elects, Seller shall assign any and all applicable contracts to Purchaser (or its designee) and Purchaser shall use funds from the Renovation Reserve Funds to complete the Renovation Work. The Renovation Reserve Funds shall be released in accordance with the terms of the escrow agreement, which the parties shall negotiate in good faith prior to the Closing Date; provided, however, the conditions of such release shall be limited to Seller’s delivery of (i) reasonable evidence that the parties performing such Renovation Work shall have no liens or claims of liens upon payment and (ii) invoices or other satisfactory evidence of the costs incurred.
(iv)    In the event the Renovation Reserve Funds are insufficient to complete the Renovation Work, Seller shall immediately pay directly to the applicable contractor or reimburse Purchaser for any and all costs and expenses actually incurred by Purchaser in excess of the Renovation Reserve Funds; provided, however, Seller shall not cover any increased cost of the Renovation Work resulting from (i) any changes in scope or other modifications to the Renovation Work approved or implemented by Purchaser that are not contemplated by the original contracts and subcontracts for such Renovation Work or (ii) the intentional misconduct or gross negligence of the Purchaser. In the event any Renovation Reserve Funds remain after (x) Purchaser’s receipt of reasonable evidence that the Renovation Work has been completed and paid for, (y) unconditional lien waivers have been delivered to Purchaser and (z) Seller has provided Purchaser any applicable sign-offs from Franchisor and Escrow Company (and, if applicable, Purchaser’s lender). Notwithstanding anything to the contrary set forth in this Agreement, Seller’s obligations under this Section 10.1(a) shall in no way be limited or reduced by Section 5.3 (i.e., the Cap, Deductible and/or Survival Periods shall not apply).
(v)    Seller agrees to pursue in good faith all remedies of any nature against each contractor with respect to any matter arising from, in connection with or related to the Renovation Work.
(vi)    The terms of this Section 10.1(a) shall survive the Closing.
(f)    Subject to conditions beyond Seller’s reasonable control, the Hotel will continue to be operated and maintained in the ordinary course of business substantially consistent with Present Standards including, without limitation (i) maintaining the inventories of FF&E, Operating Equipment and Consumables at the Property at levels substantially consistent with Present Standards, (ii) maintaining all Fixtures and Tangible Personal Property in the same condition as it existed as of the Effective Date (reasonable wear, tear and loss excepted) and not trading, substituting or removing any Personal Property from the Hotel, except Consumables and Inventory substantially consistent with Present Standards, (iii) performing routine maintenance and repairs for the Property substantially consistent with Present Standards, (iv) renewing all material Licenses and Permits prior to their expiration, (v) maintaining all insurance policies, (vi) not making any material alterations or improvements at the Property (other than those items covered by the Renovation Work), or demolishing any of the Property subject to Section 11.1, (vii) not selling, transferring or otherwise disposing of any of the Property, other than substantially consistent with Present Standards and (viii) not removing any Property from the Hotel, other than consistent with Present Standards or as required in connection with the work covered by the Renovation Work.
(g)    From and after the end of the Inspection Period, Seller shall not enter into any new Hotel Contract or Space Lease, or cancel, modify or renew any existing Hotel Contract or Space Lease that is not cancelable upon thirty (30) or less days’ notice and without payment of any penalty or termination fee, without the prior written consent of Purchaser, in its sole and good faith discretion; provided, however, that Purchaser’s prior consent shall not be required for Seller to enter into Hotel Contracts with third parties as required to complete the Renovation Work so long as the same are upon commercially reasonable and arm’s length terms and conditions. If Purchaser fails to respond to a request for consent within three (3) Business Days after receipt of such request, such consent shall be deemed given.
(h)    Seller shall have the right and obligation, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business and consistent with the Present Standard, including customary discounted rates.
(i)    Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take commercially reasonable measures to cause the reinstatement of such Permit. Seller shall join in all applications for and cooperate with Purchaser in obtaining all necessary consents, permits, approvals, and licenses, and otherwise cooperate with Purchaser as may be reasonably necessary to facilitate the transfer of the Property to Purchaser; provided, however, that any costs, expenses or fees paid or incurred by Seller in connection therewith shall be reimbursed and credited to Seller.
(j)    From and after the expiration of the Inspection Period through the Closing Date, Purchaser shall have the right to consult with Seller and Manager with respect to the hiring, initially and with respect to any replacement, of the following Hotel staff positions: (i) general manager; (ii) director of human resources; (iii) director of food and beverage; (iv) chief engineer; (v) director of marketing; and (vi) comptroller/chief financial officer.
(k)    Seller shall maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.

(l)    Seller shall not cause or permit any Fixtures and Tangible Personal Property or Operating Equipment located, installed or used in the Hotel as of the Effective Date (except Excluded Assets, if applicable) to be sold, exchanged, assigned, conveyed, leased, disposed of or removed, other than in the ordinary course of business conducted in accordance with the Present Standards or as contemplated by the Renovation Work.
(m)    Seller shall provide (and shall instruct Manager to provide) copies of any written notices (i) received by Seller after the Effective Date from any governmental or quasi-governmental organizations regarding any violations of Legal Requirements, or (ii) given or received by Seller (or on behalf of Seller) after the Effective Date alleging material defaults under any material Hotel Contracts, Space Leases or Equipment Leases.
(n)    Subject to Article IV and prior to the Closing, neither Purchaser nor any of Purchaser’s representatives shall communicate concerning the Property with Manager, any tenant, employee, guest or occupant of the Real Property any governmental or quasi-governmental authority, agency, commission, board or regulatory body or any party to any Hotel Contract without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.
(o)    Between the Effective Date and the Closing Date or earlier termination of this Agreement, neither Seller, Manager, nor any of their respective Affiliates nor any of their respective members, partners, or agents (including, without limitation, any broker) shall offer, solicit or negotiate the possible direct or indirect acquisition of the Property (or any other form of transaction having a similar effect) or make any information about the Property available (for purpose of sale or refinance) to any Person other than Purchaser, its Affiliates and their respective designees, agents and/or authorized third parties. Seller agrees to direct its broker, if any, to cease the marketing of the Property. Such restrictions shall be in effect until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement by either party pursuant to the terms and conditions hereof; and thereafter shall be null and void and of no further force or effect.
(p)    Seller shall use commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses in connection therewith) to obtain from Office Owner (as defined in the Waterview Declaration) and deliver to Purchaser prior to the Closing, proof of the insurance required to be maintained by Office Owner pursuant to Sections 4.3(g) and 9.1(a) of the Waterview Declaration.
(q)    No later than five (5) days after the Effective Date, Seller shall send to the Board of Directors (as defined in the Condominium Declaration) of the Waterview Condominium with respect to the Condominium Declaration the form of Estoppel attached as Exhibit W-1 hereto and Seller shall use commercially reasonable efforts (without any obligation to incur any expenses other than attorneys’ fees) to obtain an Estoppel substantially in the form attached as Exhibit W-1 from the Board of Directors (the “Condo Estoppel”) prior to Closing.
(r)    No later than five (5) days after the Effective Date, Seller shall send to the “Office Owner” (as defined in the Waterview Declaration) with respect to the Waterview Declaration the form of Estoppel and Seller shall use commercially reasonable efforts (without any obligation to incur any expenses other than attorneys’ fees) to obtain the Estoppels substantially in the form attached as Exhibit W-2 hereto from the Office Owner (the “Waterview Estoppel”, as together with the “Condo Estoppel”, the “Estoppels”) prior to Closing.
ARTICLE XI
CASUALTIES AND TAKINGS
Section 11.1    Casualties.
(a)    If any damage to the Real Property shall occur prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion, hurricane or other casualty, and if the cost of repairing such damage will equal or exceed Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00), Seller shall promptly notify Purchaser and Purchaser may then elect to (i) terminate this Agreement by giving written notice to Seller, whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half of the costs of the escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations, or (ii) receive an assignment of all of Seller’s claims in connection therewith and any rights to any insurance proceeds (excluding business interruption proceeds for the period prior to Closing) relating to such damage and acquire the Property with appropriate adjustments to the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to Closing) and the reasonable costs and expenses incurred by Seller to negotiate or settle any casualty claim with an insurer and to stabilize the Property following such casualty.
(b)    If the cost of repairing such damage will not exceed Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00), the transactions contemplated hereby shall close with appropriate adjustments to the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to the Closing) and the costs and expenses incurred by Seller to negotiate or settle any casualty claim with an insurer and to stabilize the Property following such casualty and Purchaser shall receive an assignment of all of Seller’s rights to any insurance proceeds (excluding business interruption proceeds for the period prior to Closing).
Section 11.2    Takings. If, prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, or if an action for such taking is initiated or threatened, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:
(a)    If a Material Part of the Real Property is taken, or is to be taken, Purchaser may, within five (5) days after the delivery of Seller’s notice, by written notice to Seller, elect to terminate this Agreement, whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half of the costs of the Escrow, and neither party to this

Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations.
(b)    If a Material Part of the Real Property is taken, or is to be taken, but Purchaser does not elect to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Property is taken by eminent domain or by an act of governmental authority, Purchaser shall have no right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligations on the part of Seller by reason of such taking; provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller prior to the Closing and less the reasonable costs and expenses incurred by Seller in connection with obtaining payment of any award or other proceeds, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing. If all or any part of the payment proceeds are paid to the holder of any mortgage or deed of trust or reversionary interest in the Real Property, then, at the Closing, Seller shall credit such amount against the Purchase Price.
(c)    For the purposes hereof, a “Material Part” shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the Real Property or materially interferes with the present use and operation of any of the buildings comprising the Real Property, or (ii) which results in the elimination of any required means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient, legal substitute ingress and/or egress being available.
ARTICLE XII
EMPLOYEES
Section 12.1    Employees.
(d)    Unless Purchaser elects to retain Manager as the manager of the Hotel (pursuant to a separate hotel management agreement executed by Purchaser and Manager), Purchaser agrees that it shall offer to hire or cause to be offered to be hired effective at and upon the Closing, and after the Closing shall maintain or cause to be maintained the employment of, in each case upon terms and conditions of employment substantially and sufficiently similar to the terms and conditions of employment existing prior to Closing, a sufficient number of Employees so that the Seller, its Affiliates or Manager shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 2109, or any similar applicable state or local law (collectively, the “WARN Act”). Except to the extent Purchaser elects to retain Manager as the manager of the Hotel pursuant to a separate hotel management agreement executed by

Purchaser and Manager, Seller shall cause its Manager to cooperate reasonably with Purchaser or its designated Hotel manager to facilitate Purchaser’s compliance with this Section 12.1. If Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel, elects not to hire a particular Employee at Closing, or, if following the Closing, Purchaser or such designee or management company desires to terminate the employment of any Employee hired by Purchaser or its designee or management company, Purchaser shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to such action, including without limitation any applicable provisions of the WARN Act. It is agreed that the number of Employees hired, the selection of which Employees are hired, and the initial terms and conditions of employment for each Employee hired by Purchaser, or its designee or management company engaged by Purchaser to employ Hotel Employees, shall be solely determined by Purchaser or such designee or management company, provided such terms and conditions of employment satisfy the provisions of this Section 12.1(a); provided, however, to the extent that Purchaser has received a credit at Closing therefor, Purchaser agrees to, and shall cause its designee or management company to, honor and recognize the seniority and vacation vesting rights of any Employee that was an Employee of Manager as of the day immediately prior to the Closing that is rehired by Purchaser or its designee or management company at the Closing.
(e)    The Parties hereto agree that Purchaser will not be subject to any of the debts, obligations and/or Liabilities of Seller, its Affiliates or Manager which may exist with respect to the employment or termination of any Employees that arise prior to the Closing, or which are attributable to the termination of such Employees by Seller, its Affiliates or Manager at or prior to Closing, except to the extent that such debts, obligations and/or Liabilities are expressly covered by a credit against the Purchase Price specifically provided in this Agreement. Except as required by applicable Legal Requirements, Seller covenants and agrees not to permit any labor organization to become the exclusive representative of any group of Employees for purposes of collective bargaining. The Parties hereto agree that Seller, its Affiliates and Manager shall not be subject to any of the debts, obligations and/or Liabilities of Purchaser, or Purchaser’s designee or management company, which are attributable to any actions or omissions of Purchaser or such designee or management company, or any agents or representatives thereof, in the process of the hiring any of the Employees, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such Employees are offered employment by Purchaser or such designee or management company, or are hired (or subsequently terminated) by Purchaser or such designee or management company, or which may otherwise exist regarding the employment of employees at the Hotel by Purchaser or such designee or management company from and after the Closing (“Purchaser’s Employee Obligations”).
(f)    Purchaser shall save, protect, defend, indemnify and hold Seller, Manager and each of their Affiliates harmless from and against any Liabilities (including, but not limited to, payments made to Manager as the employer of the Employees) which may be incurred or suffered by any of them (i) under the WARN Act arising out of, or relating to, any actions taken by Purchaser prior to, on or after the Closing Date; (ii) in connection with any of Purchaser’s Employee Obligations; (iii) by reason of Purchaser’s failure to comply with any of the provisions of this Article XII; (iv) in connection with any compensation, employment taxes or Accrued Vacation Pay that, pursuant to Section 7.1(g) or Section 7.1(h), have become the obligation of Purchaser to pay; (v)

in connection with any Liability arising out of Purchaser’s or its designee’s or management company’s employment policies, practices or procedures which occur on or after the Closing Date; or (vi) in connection with Purchaser’s violation or noncompliance with any applicable federal or state employment law on or after the Closing Date, including, without limitation, COBRA, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), ERISA, the Family and Medical Leave Act of 1993 (FMLA), the Fair Labor Standards Act (FLSA) and the Occupational Safety and Health Act (OSHA).
(g)    Seller agrees to indemnify, defend and hold Purchaser and Purchaser’s Indemnitees harmless from and against any and all damages which any of them may sustain by reason of, or arising out of, or resulting from the employment or termination of any employees working at the Hotel prior to the Closing Date, including without limitation, Seller’s failure to discharge any of the obligations and liabilities of Seller arising prior to Closing with respect to Employees employed by Seller or Manager or any Employee Benefit Plans maintained by Seller or Manager.
(h)    Without limiting the generality of any other provision of this Agreement, nothing in this Agreement shall create any third-party beneficiary rights for the benefit of any union or any Employees of Seller or Purchaser or Manager.
(i)    The terms, conditions and indemnity obligations set forth in this Section 12.1 shall survive the Closing.
ARTICLE XIII
NOTICES
Section 13.1    Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered, transmitted by electronic mail transmission, or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party as designated below:
If intended for Seller, to:
HEI Rosslyn, LLC
c/o HEI Hospitality, LLC
101 Merritt 7 Corporate Park, 1st Floor
Norwalk, Connecticut 06851
Attention: Clark Hanrattie / E-mail: chanrattie@heihotels.com with a copy to:
Goodwin Procter LLP
Three Embarcadero Center, 24th Floor
San Francisco, California 94111
Attention: Benjamin C. Tschann, Esq. / E-mail: btschann@goodwinprocter.com

If intended for Purchaser, to:
CWI 2 Arlington Hotel, LLC
c/o Watermark Capital Partners, LLC
    272 East Deerpath Road, Suite 320
Lake Forest, Illinois 60045
Attention: Michael G. Medzigian / E-mail: medzigian@watermarkcap.com with a copy to:
Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: Rick S. Kirkbride, Esq. / E-mail: rickkirkbride@paulhastings.com
If intended for Escrow Company, to:
First American Title Insurance Company
666 Third Avenue, 5th Floor
New York, NY 10017
Attention: Jennifer D. Panciera / E-mail: jpanciera@firstam.com

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee on the next Business Day after mailing thereof. Notice transmitted by e-mail shall be deemed received by the addressee upon sender’s receipt of confirmation thereof if sent during normal business hours, and if not, then the next Business Day, provided that such notice is also concurrently sent by one of the other means set forth in this Section 13.1. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.
ARTICLE XIV
ADDITIONAL COVENANTS
Section 14.1    Additional Covenants. In addition, the parties agree as follows:
(a)    Liquor License. Purchaser shall use diligent, good faith efforts to effect the transfer of any existing Liquor License held by Seller to, at Purchaser’s election, Purchaser, any Affiliate of Purchaser, or Purchaser’s manager as of the Closing Date or to permit Purchaser, such affiliate or such manager to obtain a new Liquor License for the Hotel (collectively, the “New ABC License”). Purchaser agrees to pay all fees, charges and related costs in connection with the New ABC License. Prior to Closing, Purchaser, or its manager or affiliates engaged in the operation of the on-site restaurant at the Property, and Seller jointly shall apply to the Virginia Department of Alcoholic Beverage Control for, and diligently pursue, the issuance of (i) a continuance of operations permit (the “Interim ABC Permit”); and (ii) the New ABC License. Seller shall, at no direct cost to Seller, execute any and all permits and applications, and take such further action as may be necessary to cooperate with Purchaser in the procurement of the Interim ABC Permit or the New ABC License. Purchaser agrees to pay all fees, charges, and related costs to obtain the Interim ABC Permit.
(b)    Brokerage. Purchaser and Seller warrant and represent to each other that they have not had any dealings with any broker, agent or finder relating to the sale of the Property or the transactions contemplated hereby other than Hodges Ward Elliott, Inc. (the “Broker”). Purchaser and Seller each agree to indemnify and hold the other Party and its Indemnitees harmless against and from any and all Liabilities incurred arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent or finder acting on such Party’s behalf, other than the Broker, which Seller is compensating under a separate agreement in connection with the sale of the Property. The provisions of this Section 14.1(b) shall survive Closing or any termination of this Agreement.
(c)    Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller or Manager shall be inventoried, sealed and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby agrees to save, protect, defend, indemnify and hold Seller and its Indemnitees harmless against any Liabilities in connection with such baggage arising out of the acts or omissions of Purchaser or its Affiliates (or any of their employees or agents) after the Closing Date.
(d)    Safe Deposits. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, if any, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser. Any property contained in the safe deposit boxes after such re deposit shall be the responsibility of Purchaser, and Purchaser agrees to save, protect, defend, indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property.
(e)    Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any previously filed tax appeals or protests applicable to any tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed by Purchaser for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a re-proration of real estate taxes upon receipt of and based upon the reduction proceedings, after payment of reasonable attorneys’ fees and other costs associated with such process. Notwithstanding the foregoing, in no event shall Seller negotiate or agree to any tax settlement, assessment or other adjustment that would have an adverse effect on taxes for 2016 or any subsequent year. After Closing, Purchaser, at Purchaser’s option, be entitled to take over and continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs (and Seller shall reasonably cooperate in connection therewith), and the net proceeds from any such proceedings, after payment of reasonable attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date, which obligation shall survive the Closing; provided, however, that any such appeal or protest applicable to fiscal year 2016 may only be filed by Purchaser.

(f)    Books and Records. The transaction contemplated hereby includes the Books and Records of Seller pertaining to the business of the Hotel prior to the Closing Date. Purchaser covenants and agrees that such Books and Records pertaining to the period of Seller’s ownership of the Property will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this Section 14.1(f). Books and Records not pertaining to the business of the Hotel may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all such Books and Records for at least seven (7) years after the Closing Date, and not to destroy or dispose of the same, for at least seven (7) years after the Closing Date, at Purchaser’s sole cost and expense. Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times during normal business hours and following reasonable notice
(g)    Permits.  Seller shall use commercially reasonable efforts to preserve in force all existing Permits, to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date, and to transfer all such Permits to Purchaser in connection with the Closing.
(h)    Survival. Subject to the terms of Section 5.3, the representations, warranties, obligations, covenants, agreements, undertakings and indemnifications of Seller and Purchaser contained in this Agreement and in any closing documents delivered in connection with this Agreement, which are intended and anticipated to survive Closing, shall survive the Closing.
ARTICLE XV DEFAULTS AND REMEDIES; EFFECT OF TERMINATION
Section 15.1    Purchaser Default/Seller’s Remedies. IF PURCHASER FAILS IN ANY MATERIAL RESPECT TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, SUCH FAILURE REMAINS UNCURED AFTER DELIVERY OF WRITTEN NOTICE BY SELLER AND THE EXPIRATION OF A FIVE (5) DAY CURE PERIOD (PROVIDED THAT NO CURE PERIOD SHALL APPLY TO PURCHASER’S PAYMENT OF THE PURCHASE PRICE AND/OR DELIVERY OF THE DOCUMENTS REFERENCED IN SECTION 6.4 ON OR BEFORE THE CLOSING DATE) AND SELLER DOES NOT WAIVE SUCH FAILURE OF PERFORMANCE IN WRITING, SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT UNDER THIS AGREEMENT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR COSTS, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) PURSUANT TO SECTION 15.3 BELOW IN ADDITION TO THE DEPOSIT IN THE EVENT OF A DISPUTE REGARDING THE DISPOSITION OF THE DEPOSIT, NOR SHALL THIS PROVISION BE DEEMED TO WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND ASCERTAIN AND THE AMOUNT OF THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS

PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO SECTION 15.3, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH AMOUNTS IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW

TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.
Seller’s Initials: /s/CH         Purchaser’s Initials: /s/MM

(Remainder of this page is intentionally blank; text continues on following page)

Section 15.2    Seller Default/Purchaser’s Remedies.
If Seller fails in any material respect to perform its obligations under this Agreement, and Seller does not cure such failure within five (5) days after its receipt of written notice of such failure from Purchaser (a “Seller Default”) (provided that such five (5) day cure period shall not apply to a default by Seller to deposit the Deed and other closing documents to be held in escrow with the Escrow Company on the Closing Date) then Purchaser may elect as its sole and exclusive remedy (at law or in equity):
(a)    to terminate this Agreement and recover damages in an amount equal to the total of all of Purchaser’s out-of-pocket costs of the transaction actually incurred in connection with this Agreement and Purchaser’s Due Diligence, such amounts not to exceed Two Hundred Thousand Dollars ($200,000) (“Seller’s Liability Amount”); provided, however, that this provision shall not limit Purchaser’s rights to receive reimbursement for any additional costs, expenses and/or fees (including, without limitation, reasonable attorney’s fees and costs) pursuant to Section 15.3 below in addition to the Seller’s Liability Amount in the event of a dispute regarding the disposition of the Seller’s Liability Amount to the extent Purchaser prevails in such dispute or with respect to the Surviving Obligations;
(b)    to waive the Seller Default and proceed to Closing; or
(c)    to seek specific performance of Seller’s obligation to sell the Property to Purchaser pursuant to the terms of this Agreement; provided, however, if Purchaser elects to pursue any action for specific performance and such remedy is not available or enforceable by Purchaser for any reason other than as a result of Purchaser’s and/or its Affiliates’ willful acts, then Purchaser shall still have the right to terminate this Agreement and pursue all rights and remedies afforded Purchaser under Section 15.2(a) above, provided that in no event shall Seller be liable for any consequential damage.
Section 15.3    Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce or interpret their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs and fees of experts, in addition to any other relief awarded by the court.
Section 15.4    No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller.
ARTICLE XVI
IRS FORM 1099-S DESIGNATION

Section 16.1    Designee. In order to assure compliance with the requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit K at or prior to the Closing to designate the Title Company (“Designee”) to report IRS Form 1099-S information provided to it by Purchaser and Seller in relation to the sale of the Property. Further, Seller and Purchaser each hereby agree: (i) to provide to Designee all information and certifications regarding such party, as reasonably requested by Designee or otherwise required to be provided by a party to the transaction regarding IRS Form 1099-S reporting; and (ii) to provide to Designee such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by Designee), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to Designee is correct.
ARTICLE XVII
MISCELLANEOUS PROVISIONS
Section 17.1    Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a)    Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.
(b)    All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
(c)    The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
(e)    The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
(f)    The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g)    The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard by which the determination of such Party must be made.
Section 17.2    Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.
Section 17.3    Publicity. All press releases and all other publicity concerning the transactions contemplated by this Agreement shall be jointly drafted and prepared by Seller and Purchaser, and Seller and Purchaser agree not to deliver or publish any press releases or other publicity regarding the sale of the Property pursuant to this Agreement except as expressly set forth in this Section 17.3. Notwithstanding the foregoing, the parties acknowledge and agree that Purchaser will issue a press release after the Closing, the form and content of which shall be subject to the prior consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, Seller acknowledges and agrees that Purchaser’s press release shall be substantially similar to the form of those certain press releases previously issued by Purchaser or its Affiliates in connection with Purchaser’s or Purchaser’s Affiliates’ recent hotel acquisitions and Purchaser may disclose (i) the Purchase Price, (ii) the sum of capital expenditures, transaction costs, working capital and pre-paid operating costs, and (iii) the sum of (i) and (ii). Notwithstanding anything to the contrary contained herein, each party’s obligations under this Section 17.3 shall survive the Closing or any earlier termination of this Agreement.
Section 17.4    Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion. Any attempted Transfer without Seller’s consent shall be null and void. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership and financial condition of the prospective transferee and the financial details of the proposed Transfer. Notwithstanding the foregoing, Purchaser, upon prior written notice to Seller given not less than five (5) Business Days prior to the Closing (which time period is agreed to be material and is required to permit Seller properly to prepare, execute and deliver the items required to be delivered by it pursuant to this Agreement), which notice specifies the exact legal name, address and any other information necessary for the preparation of the closing documents to be delivered under this Agreement, may assign its rights and delegate is duties under this Agreement to an entity that is wholly owned or controlled, directly or indirectly, by Purchaser, W.P. Carey, Inc., Carey Watermark Investors Incorporated, Carey Watermark Investors 2 Incorporated, Watermark Capital Partners, LLC, or any entity managed or advised by Purchaser, W.P. Carey, Inc., Carey Watermark Investors Incorporated, Carey Watermark Investors 2 Incorporated or Watermark Capital Partners, LLC for the purposes of closing on the transaction provided (i) only one such assignment shall be made; (ii) such assignment shall not delay the Closing; (iii) such assignment shall not require Seller to obtain any additional or revised third party consents, certificates or approvals; provided, however, Purchaser shall remain liable for Purchaser’s obligations hereunder until the Closing has occurred notwithstanding such assignment. In the event Purchaser so assigns and delegates its rights and duties under this Agreement, it shall deliver to Seller at or prior to Closing an instrument of assignment and assumption evidencing such assignment and delegation. No Transfer, whether with or without Seller’s consent: (i) shall operate to release Purchaser or alter Purchaser’s primary liability to perform the obligations of Purchaser under this Agreement; or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer. Purchaser shall pay any and all additional costs and expenses (including, without limitation, reasonable attorneys’ fees, charges, and disbursements other than non-material legal expenses related to the preparation of the closing documents) incurred by Seller that would not otherwise have been incurred by Seller had Purchaser not caused a Transfer.
Section 17.5    Business Days. Time is of the essence in the performance of the respective obligations of Seller and Purchaser. If any deadline provided in this Agreement falls on a day other than a Business Day, such deadline shall be extended until the first Business Day thereafter.
Section 17.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile, .pdf format or other form of electronic communication and such form of execution shall be deemed to be an original signature for execution purposes.
Section 17.7    Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended and supplemented from time to time) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
Section 17.8    Entirety. This Agreement (including all exhibits) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings or other agreements, whether written or oral, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged.
Section 17.9    Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement (other than amendments, supplements and other modifications to the representations and warranties and schedules made by Seller that are expressly permitted or contemplated by this Agreement), or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Purchaser.

Section 17.10    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Virginia.
Section 17.11    Jurisdiction. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia (Alexandria Division), and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.
Section 17.12    Jury Trial Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, SELLER AND PURCHASER HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
Section 17.13    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity, other than the parties hereto and their permitted successors and assigns.
Section 17.14    No Agreement Until Execution. This Agreement and the terms hereof shall not be deemed to be effective or binding until each of the parties hereto have mutually executed and delivered the Agreement. Any submission or other exchange of drafts or iterations of this Agreement is not, and shall not constitute, a binding offer or other binding agreement.
Section 17.15    Recording. No notice or memorandum of this Agreement shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.
ARTICLE XVIII
GENERAL ESCROW PROVISIONS
Section 18.1    General Escrow Provisions. The obligations and rights of the Escrow Company under this Agreement shall be subject to the following terms and conditions:
(d)    The duties and obligations of Escrow Company shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Company. Further, Escrow Company shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Company is provided with a copy of such document and consents thereto in writing.
(e)    Escrow Company shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Company in good faith, or for any mistake of fact or law, or for anything which Escrow Company may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Company’s actual and intentional misconduct or gross negligence.
(f)    Escrow Company shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Company by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Company. Escrow Company may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.
(g)    If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Purchaser, including all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Company until the third (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Company of its intention to so disburse, and disbursement made by Escrow Company after the passage of such three (3) Business Day period shall relieve Escrow Company from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser. If such disbursement is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Company shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.
(h)    In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Company shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Company or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Company has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association, and in so doing Escrow Company shall not be or become liable to a party, or (iii) by written settlement between Purchaser and Seller.
(i)    Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Company against any and all Liabilities incurred by Escrow Company (except to the extent the Escrow Company willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Company in any way on account of its role as Escrow Company.
(j)    Escrow Company in its sole discretion shall have the right to resign as Escrow Company under this Agreement, provided that it shall provide both Purchaser and Seller with at least fifteen (15) days written notice of such resignation pursuant to the notice provisions of this Agreement. Upon any such resignation, Escrow Company shall transfer the Deposit and any other amounts held by Escrow Company including any interest earned thereon to a successor Escrow Company jointly approved by Purchaser and Seller, whereupon the original Escrow Company shall have no further obligation or liability whatsoever as Escrow Company under this Agreement.
(k)    Escrow Company may pay the Deposit into a court of competent jurisdiction upon commencement by the Escrow Company of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Company for such interpleader action shall be paid by the losing party in such interpleader action.
(l)    The rights and immunities of Escrow Company hereunder shall apply equally to its partners, counsel, associates, employees, affiliates and agents.
(m)    All of Escrow Company’s obligations under this Agreement shall automatically terminate upon disbursing the Deposit and any other amounts held by Escrow Company as set forth above.
[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement for Sale and Purchase of Hotel to be executed, all as of the day and year first above written.

SELLER:

HEI ROSSLYN LLC,
a Delaware limited liability company

By:	/s/ Clark Hanrattie
Name:	Clark Hanrattie
Title:	Vice President

PURCHASER:

CWI 2 ARLINGTON HOTEL, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Name:	Michael G. Medzigian
Its:	Chief Executive Officer and President

Signature Page to P&S

AGREEMENT OF ESCROW COMPANY
The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Deposit in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article VI, Article XVIII and Section 3.2.
In witness whereof, the undersigned has executed this Agreement as of May ___, 2016.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Eric Liang
Name:	Eric Liang
Title:	Senior Underwriting Counsel

Signature Page to P&S

JOINDER
By the signature below of its authorized signatories, HEI HOSPITALITY FUND III, L.P. (“HEI Fund”), hereby joins in the execution of the foregoing Agreement for Sale and Purchase of Hotel (this “Agreement”) to guaranty, as a primary guarantor and not as a surety or guaranty of collection only, all obligations of its affiliate, HEI Rosslyn, LLC, a Delaware limited liability company (“Seller”) under Section 5.4(b) and Section 10.1(a) of this Agreement and HEI Fund agrees to be jointly and severally liable with Seller for such obligations. The obligations of HEI Fund pursuant to this joinder are of a continuing nature and shall survive the Closing (subject to the terms and conditions of this Agreement, including, without limitation, the limitations of Section 5.3 of this Agreement as applicable to Seller’s obligations under Section 5.4(b)) and shall not be deemed merged into the deed or any other conveyance document delivered at the Closing. The obligations of the undersigned are not limited by (i) any amendment or modification to this Agreement, whether or not the undersigned has joined in any such amendment or modification, (ii) any bankruptcy or insolvency or similar proceeding after insolvency of Seller or (iii) any other surety defense, other than to the extent such defense is available to Seller in accordance with the Agreement.
In the event that the HEI Fund, at any time during the Survival Period (or, if a Breach Notice is provided prior to the end of the Survival Period, until the Liabilities relating thereto are fully and finally resolved), owns fewer than three (3) hotels, then the HEI Fund shall be required to at all times maintain Liquidity (as defined below) of not less than the amount of the Cap (“Required Liquidity”). “Liquidity,” as used herein, means legal tender of the United States of America or any other cash equivalents, including, uncalled capital commitments (that are still available and permitted to be called by the general partner of the HEI Fund) of the HEI Fund (excluding any of the same which have been pledged or encumbered or are otherwise restricted pursuant to a separate obligation of the HEI Fund). HEI Fund shall provide Purchaser promptly with evidence of its maintenance of the Required Liquidity upon receipt of a written request by Purchaser (which may not be given more than once per calendar quarter). For the avoidance of doubt, cash and cash equivalents held by any franchisors, managers, lenders or any subsidiaries of HEI Fund or held at the hotels owned thereby (including, without limitation, working capital, petty cash, FF&E, debt service, tax, insurance and other reserves) shall not be treated as Liquidity with respect to the HEI Fund.

HEI HOSPITALITY FUND III, L.P.,
a Delaware limited partnership

By:	HEI Hospitality Fund GP III, L.P.
Its:	General Partner

	By:	HEI Hospitality Fund GP III (GP), LLC
	Its:	General Partner

		By:	HEI Hospitality, LLC
		Its:	Manager

			By:	/s/ Clark Hanrattie
			Name:	Clark Hanrattie
			Title:	Vice President

EXHIBIT A
EXCLUDED ASSETS

Licenses	Symantec Anti Virus
Systems/Tools	Citrix - Connectivity platform to HEI Corporate
Systems/Tools	M3 (Timesaver) - Time keeping system and Timeclocks
Systems/Tools	PM Works - Preventative Maintenance software (but not related reports)
Merritt Corporate Agreement	Avendra - Procurement Services Agreement
Merritt Corporate Agreement	Rubicon software/service and agreement for Future Demand Reports & Market Vision Rate shopping software (but not historical reports)
Merritt Corporate Agreement	TravelClick - Hotelligence & Sabre Spotlight Reports
Merritt Corporate Agreement	Gallagher Consulting - Healthcare benefit consulting
Merritt Corporate Agreement	Smith Travel Agreement
Merritt Corporate Agreement	Steritech – Maintenance and Monitoring Programs
Merritt Corporate Agreement	Tharaldson – Agreement with Energy Consultants
Merritt Corporate Agreement	Universal Vending - Vending Machines Service Agreement*
Merritt Corporate Agreement	ABS Network backup service
Merritt Corporate Agreement	Trustkeeper - PCI
Merritt Corporate Agreement	IGX Global/Solutionary - Firewall Management
Merritt Corporate Agreement	Kaseya - Network & Patch Management
Merritt Corporate Agreement	Symantec Message Labs
Merritt Corporate Agreement	Symantec Web Filtering
Merritt Corporate Agreement	Microsoft Dynamics SL
Merritt Corporate Agreement	Medius - Electronic scanning (A/P, A/R)
Merritt Corporate Agreement	Birchstreet - Online ordering
Merritt Corporate Agreement	ADP Vantage - Payroll, Benefits, Hiring/HCM
Merritt Corporate Agreement	PSAV - AV Equipment and Services

A-1

EXHIBIT B
LEGAL DESCRIPTION
All of those lots or parcels of land located in Arlington County, Virginia, and more particularly described as follows:

PARCEL 1

Hotel Unit located in that certain condominium known as Waterview Condominium, as established pursuant to the Declaration of The Waterview Condominium, recorded in Deed Book 4161 at page 1432, and as shown on the Plats and Plans attached thereto; as amended by (i) the Supplemental Amendment to Condominium Instruments to The Waterview Condominium recorded in Deed Book 4171 at page 756, (ii) Amendment to Condominium Instruments of The Waterview Condominium Assigning Parking Spaces recorded in Deed Book 4232 at page 506, (iii) Amendment to Condominium Instruments of The Waterview Condominium Subdivision of Storage Rooms recorded in Deed Book 4334 at page 2315, (iv) Amendment to Condominium Instruments of The Waterview Condominium Assigning Parking and Storage Spaces recorded in Deed Book 4334 at page 2326, and (v) Amendment to Condominium Instruments of The Waterview Condominium assigning Parking Spaces recorded in Deed Book 4431 at page 1260, all among the Land Records of Arlington County, Virginia (collectively, the “Condo Declaration”).

PARCEL 2

An undivided percentage interest in the Common Elements as such term is defined, described and shown in the Condo Declaration.

PARCEL 3

Easements appurtenant to Parcel RH as set forth in the Condo Declaration of Easements, Covenants, Restrictions and Agreements by and between Waterview Office, L P, and Waterview Residential, L. C., dated as of September 15, 2005, recorded September 16, 2005 in Deed Book 3901 at Page 2425, as amended by Amended and Restated Declaration of Easements, Covenants, Restrictions and Agreements dated as of May 30, 2007, by and between Waterview Office, L.P, and Waterview Residential, L.L.C. and recorded May 31, 2007, in Deed Book 4102, at Page 1994.

B-1

EXHIBIT C
PENDING OR THREATENED LITIGATION
None.

C-1

EXHIBIT D
SCHEDULE OF LEASES AND RELATED MATTERS

Exhibit D: Lease Schedule

Retail Lease Schedule
LAR - LeMeridien Arlington

DESCRIPTION OF LEASED SPACE	LESSOR -ENTITY NAME	LESSEE	COST/PMT	# PMTs/YR	TERM	START DATE	END DATE	TERM. NOTICE	COMMENTS

Central Place	Waterview Hotel, LLC	Central Place II, LLC	$2,944.62	12	1 year	02/01/16	02/22/17	30 days written notice	One year renewal of existing lease.

D-1

EXHIBIT E
ONGOING TAX APPEALS
None.

E-1

EXHIBIT F
HOTEL CONTRACTS AND RELATED MATTERS

F-1

EXHIBIT G
FORM OF SPECIAL WARRANTY DEED

G-1

EXHIBIT H
FORM OF BILL OF SALE

H-1

EXHIBIT I
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

I-1

EXHIBIT J
FORM OF CERTIFICATION OF NON FOREIGN STATUS

J-1

EXHIBIT K
FORM OF 1099 DESIGNATION

K-1

EXHIBIT L
ALLOCATION OF TRANSACTION COSTS AND EXPENSES
Purchaser

1.	All recording and filing charges, other than for the discharge of Seller Encumbrances.

2.	50% of all escrow and closing charges

3.
The premium charged by the Title Company for the Title Policy and the incremental premium charged by the Title Company for the ALTA extended coverage portion of the Title Policy and the cost of all endorsements

4.	The premium charged by the Title Company for any loan title policy

5.	All lenders’ fees related to any financing to be obtained or assumed by Purchaser

6.	The cost of the Survey and any updates thereto

7.	All fees and expenses due to Purchaser’s legal counsel

8.	All state, county and local recordation taxes payable in connection with the sale, transfer and conveyance of the Real Property

9.	All mortgage recording taxes, if any
Seller

1.	50% of all escrow and closing charges

2.	All sales taxes payable in connection with the sale, transfer, conveyance and assignment of any of the Personal Property (including, but not limited to, any Inventory and Consumables), if any

3.	The Grantor and Regional Congestion transfer taxes

4.	All fees and expenses due to Seller’s legal counsel

L-1

EXHIBIT M

Permitted Exceptions

1.	Taxes subsequent to the second half of 2015 and any and all supplemental taxes, a lien not yet due and payable.

2. Rights of Central Place II, L.L.C. (“Tenant”), as a tenant only, under that certain Agreement of Lease by and between Waterview Hotel, L.L.C. and Tenant, dated as of February 22, 2012 and amended by that certain First Amendment to Agreement of Lease by and between HEI Rosslyn LLC and Tenant, dated as of [_______,2016], without any rights of first refusal or options to purchase all or any portion of the Land.

3. Terms, provisions, restrictions, conditions and easement as contained in Perpetual Easement as contained in Deed of Easement to The County Board of Arlington County, Virginia, recorded in Deed Book 1511, page 455.

Affects Parcel 3, as approximately shown on the Survey.

4. Terms, provisions, restrictions, conditions and easement as contained in Reservation of easement for access Terms, provisions, restrictions, conditions and easement as contained in Reservation of easement for access and other conditions as set forth in Deed recorded May 12, 1986 in Deed Book 2215, page 626.

Affects Parcel 3, as approximately shown on the Survey.

5. Easement for public street, sidewalks, and utilities as contained in Deed of Easement by Waterview Terms, provisions, conditions, restrictions and easements as contained in Deed of Easement by Waterview Investor, L P., dated as of July 27, 2005, recorded July 27, 2005 in Deed Book 3876, page 2132.
Affects Parcel 3, as approximately shown on the Survey.

6. Easement for public sidewalk, utilities and public water service as contained in the Deed of Subdivision and Easements by Waterview Investor, LP dated August 2, 2005, recorded August 26, 2005 in Deed Book 3892, page 1960.

Affects Parcel 3, as approximately shown on the Survey.

7. Terms, provisions, conditions, restrictions, liens, assessments, obligations and easements set forth in Amended and Restated Declaration of Easements, Covenants, Restrictions and Agreements recorded May 31, 2007 in Deed Book 4102, page 1994.

8. Terms and conditions as contained in that certain Underground Right of way Easement and Vault Agreement granted to Virginia Electric and Power Company by Instrument recorded August 25, 2006 in Deed Book 4015, page 1.

Affects all Parcels, as approximately shown on the Survey.

9. Declaration of the Waterview Condominium recorded January 16, 2008 in Deed Book 4161, page 1432, as affected by Supplemental Amendment to Condominium Instruments to The Waterview Condominium recorded February 29, 2008 in Deed Book 4171, page 756; as affected by Amendment to Condominium Instruments of the Waterview Condominium Assigning Parking Spaces recorded December 30, 2008 in Deed Book 4232, page 506; as further affected by Amendment to Condominium Instruments of The Waterview Condominium Subdivision of Storage Rooms recorded December 30, 2009 in Deed Book 4334, page 2315, as further affected by Amendment to Condominium Instruments of The Waterview Condominium Assigning Parking and Storage Spaces, recorded

M-1

December 30, 2009 in Deed Book 4334, page 2326, and as further affected by Amendment to Condominium Instruments of the Waterview Condominium Assignment Parking Spaces recorded January 11, 2011 in Deed Book 4431, page 1260.

Affects Parcel 1 and Parcel 2.

10. Private Sanitary Sewer Force Main Easement granted to BFP Potomac Tower Co. LLC by Deed of Easement dated December 13, 2006 by Waterview Office, L.P., recorded January 4, 2007 in Deed Book 4057, page 972.

Affects Parcel 3, as approximately shown on the Survey.

11. Notwithstanding the reference to acreage or square footage in the description set forth in Schedule C hereof, this commitment does not insure nor guarantee the acreage or quantity of land set forth therein.

12. Any facts, rights, interests or claims that may exist or arise by reason of the following matters disclosed by an ALTA/NSPS survey made by Franklin E. Jenkins for Vika Virginia LLC on May 4, 2016, last revised ______, 2016, designated Project / File No. 6179U-SV (the "Survey"): None.
.

M-2

EXHIBIT N

DOCUMENTS AND FINANCIAL INFORMATION REQUIRED BY RSM US LLP
EXAMPLE AUDIT REQUEST MATERIALS

N-1

EXHIBIT O

FORM OF AUDIT REPRESENTATION LETTER

O-1

EXHIBIT P

DILIGENCE MATERIAL

    Le Meridien Arlington Due Diligence Request List

P-1

EXHIBIT Q

VIOLATIONS OF LEGAL REQUIREMENTS

None.

Q-1

EXHIBIT R

MATERIAL PERMITS

Licenses & Permits Schedule		Reviewed By
LAR - LeMeridien Arlington

DESCRIPTION OF LICENSE/PERMIT	NAMED ENTITY ON EXECUTED LICENSE OR PERMIT	ISSUER	TERM	START DATE	END DATE	COMMENTS

Business License	HEI Rosslyn LLC	Arlington County	1 year	01/01/15	12/31/16	Expired. Need updated license.
Hotel License	HEI Rosslyn LLC	Arlington Dep't of Human Services/Public Health	1 year	01/01/16	12/31/16
Food Establishment License	HEI Rosslyn LLC	Arlington Dep't of Human Services/Public Health	1 year	01/01/16	12/31/16
Hotel Shell and Core Certificate of Occupancy	Waterview Hotel, LLC	Arlington Dep't of Planning, Housing and Development	N/A	04/30/08	N/A
Hotel 4th flr Kiosk Certificate of Occupancy	Waterview Kiosk	Arlington Dep't of Planning, Housing and Development	N/A	08/19/08	N/A
Hotel Damasco Certificate of Occupancy	Damaso	Arlington Dep't of Planning, Housing and Development	N/A	06/06/08	N/A
Hotel Waterview Office CO	Waterview Office	Arlington Dep't of Planning, Housing and Development	N/A	09/18/08	N/A
Tax Certificate	HEI Rosslyn LLC	Commonwealth of Virginia	n/a	02/02/12	n/a
Music	LeMeridien Hotel	DMX	3 years	02/17/12	02/16/15	Unclear regarding renewals
Elevator Permits	LeMeridien Hotel	Arlington County	5 mths	05/09/16	10/28/16
Liquor License	HEI Rosslyn LLC	Virginia ABC	1 year	05/01/16	04/30/17	Wine, Beer and Mixed drinks

R-1

EXHIBIT S

ONGOING CAPITAL IMPROVEMENTS

The following work:

(i)	Replacement of guestroom bathroom pendant light fixtures. Will be completed with guestroom PIP work summer of 2016.

(ii)	Repainting Hotel stairwells between Hotel floors. Will be completed with guestroom PIP work summer of 2016.

(iii)	Acquisition and installation of iHome clock radios in each of the Hotel suites in accordance with brand standards. Will be completed with guestroom PIP work summer of 2016.

(iv)	Completion of $8K upgrade of the exterior patio. Only remaining item being a $350 small outdoor grill to be used by our F&B department. Will be completed prior to Closing.

(v)	Galaxy server upgrade (PMS system). $15K budget – scheduled for completion in Q3 of 2016.

(vi)	3rd installment of 3 for ISAC upgrades. $35K allowance. Actual anticipated payment of $4K likely will not be billed by Starwood till Q1 of 2017.

The Ongoing Renovation Work Renovation work shall also include the work contemplated by the Property Improvement Plan as set forth in the attached document that follows.

S-1

EXHIBIT T

EMPLOYEE CENSUS

T-1

EXHIBIT U

Outstanding Gift Certificate Summary

U-1

EXHIBIT V

Form of Title Affidavit

OWNER’S AFFIDAVIT & GAP INDEMNITY

V-1

EXHIBIT W

Form of Estoppels

W-1

EXHIBIT X

Purchase Price Allocation

X-1

EXHIBIT Y
Form of Liquor Concession Agreement

Y-1

EXHIBIT Z
Form of Liquor Side Letter